UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

MONOTYPE IMAGING HOLDINGS INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice Of Annual Meeting of Stockholders

Notice is hereby given that the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of Monotype Imaging Holdings Inc., a Delaware corporation (the “Company”), will be held on May 5, 2015, at 8:00 a.m. local time at the offices of Goodwin Procter LLP, The New York Times Building, 620 Eighth Avenue, New York, NY 10018, for the following purposes:

1.	To elect two Class III directors nominated by the board of directors to serve until the 2018 annual meeting of stockholders and until their respective successors are duly elected and qualified or until their earlier resignation or removal;

2.	To hold an advisory vote to approve the compensation of the Company’s named executive officers;

3.	To ratify the audit committee’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2015; and

4.	To consider and vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later postponement or adjournment, the Annual Meeting may be postponed or adjourned.

The board of directors has fixed the close of business on March 20, 2015 as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting and at any postponements or adjournments thereof. Only holders of record of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at that time will be entitled to receive notice of and to vote at the Annual Meeting and at any postponements or adjournments thereof.

You must bring to the Annual Meeting a picture identification and proof that you are a stockholder of record in order to vote your shares at the Annual Meeting.

By Order of the Board of Directors,

Janet M. Dunlap
Vice President, General Counsel, and Secretary
Woburn, Massachusetts
April 9, 2015

A Message to our Stockholders

2014 was a pivotal year

for Monotype.

We continued to make significant strides towards achieving our vision of having our type and technologies empower every word and experience. We saw impressive growth in our Creative Professional business, which accounted for more than 40 percent of our total revenue for the first time in our history. A big part of our success involves creating a balance in serving our core businesses and finding new opportunities for long-term growth.

A good example of this was our acquisition of Swyft Media at the beginning of 2015, which helped position Monotype squarely in the middle of the fast-growing mobile messaging landscape. This acquisition opens up a significant opportunity for us to move down market to serve consumers across the globe who are eager to find new and unique ways to express themselves in messaging apps with branded content like digital stickers, emojis and personalized keyboards. Millennials and younger consumers are at the heart of this new personalization movement, and we want our fonts to be an important part of that self-expression.

Diversification of the business continues to be an important part of Monotype’s growth strategy. For example, we’ve expanded our presence in the automotive space, which will continue to be an area of focus in 2015. We are also focusing on manufacturers of products in categories like the Internet of Things, medical devices and wearables, as these manufacturers are increasingly require solutions that enable them to design an interface that is beautiful and legible and can easily scale to support new languages. We believe the depth and breadth of our type and technology solutions will help these customers achieve their design goals.

We feel that we are uniquely positioned to meet the critical market needs of the “content continuum,” addressing every phase of the content lifecycle, from creation to consumption. Content creators need typefaces and workflow solutions to help them express creativity and brand consistency across a variety of mediums. We remain confident that as digital marketing campaigns become more dynamic, our Web fonts will play an important role. We are also committed to continuing to serve the core areas of our business such as printer manufacturers and independent software vendors.

At the end of fiscal 2014, we had approximately $90 million of cash on hand and had returned $41.5 million to stockholders in dividends and share repurchases. Looking ahead, we believe our cash generation, diversification and recurring and predictable revenues provide a great foundation for growth.

Finally, this is my last year writing to you as the president and CEO of Monotype. I have announced that I will retire from the company at the end of 2015, and remain on the Board as a director after my retirement. The Board anticipates appointing Scott Landers, our current COO and CFO, as the next president and CEO of Monotype in January 2016. I know the company will continue to thrive under Scott’s leadership, and I can confidently say that our board, our management team and our employees are very excited about the future of Monotype.

We want to thank you, our investors, for your continued support.

Douglas J. Shaw

President and Chief Executive Officer

  Table of

  Contents

1	Questions and Answers About Our Annual Meeting
1	When and where is the Annual Meeting?
1	Who can vote?
1	How many shares must be present to conduct the Annual Meeting?
1	What is the difference between a “stockholder of record” and a “street name” holder?
1	What is a proxy?
1	How do I vote my shares?
1	Why did I receive more than one Proxy Statement and proxy card?
1	Can I vote my shares in person at the Annual Meeting?
1	What is a broker non-vote?
2	What Proposals will be voted on at the Annual Meeting and how does the Board recommend I vote?
2	What vote is required to approve each Proposal?
3	What happens if additional matters are presented at the Annual Meeting?
3	Can I change my vote after I have mailed my proxy card?
3	Who pays the cost of this proxy solicitation?
3	How do I make a proposal for consideration at next year’s annual meeting of stockholders?

5	Proposal One, Election of Directors
7	Skills, Experiences, and Biographies of our Board
11	Board Structure, Leadership, and Governance
13	2014 Meetings of the Board, its Committees & Executive Sessions of Non-Employees Directors
14	Communication with our Directors
15	Director Compensation
16	Director Compensation Table
17	Director Nominations
18	Beneficial Ownership and Section 16(a) Reporting Compliance

19	Proposal Two, Advisory Vote on Executive Compensation
23	Biographical Information of Our Named Executive Officers and Key Employees
25	Compensation Discussion and Analysis
25	Our Executive Compensation Objectives and Principles
25	Executive Compensation Program Elements, Mechanics and Timing
27	Benchmarking and Peer Group

28	How We Weight the Elements of Executive Compensation
28	Risk Mitigation in our Executive Compensation Programs
28	Shareholder Outreach
29	2014 Executive Compensation Payments
31	Management Stock Ownership Guidelines
31	Tax and Accounting Considerations
31	Compensation Committee Report
32	Summary Compensation Table Fiscal Years 2012, 2013 and 2014
33	Grants of Plan-Based Awards 2014
33	Discussion of Compensation and Grants of Plan-Based Awards
34	Outstanding Equity Awards at Fiscal Year End 2014
35	Option Exercises and Stock Vested 2014
35	Potential Payments Upon Termination or Change-In-Control

38	Proposal Three, Ratification of the Appointment of Our Independent Registered Public Accounting Firm
39	Information About Our Audit Committee and Independent Registered Public Accounting Firm
39	2014 and 2013 Audit Fee Summary
39	Information Regarding Approval of Non-Audit Services
40	Audit Committee Report

Questions and Answers

About Our Annual Meeting

This Proxy Statement is being furnished in connection with the solicitation of proxies by the board of directors (the “Board”) of Monotype Imaging Holdings Inc., a Delaware corporation (the “Company”), for use at the Company’s 2015 Annual Meeting of Stockholders (the “Annual Meeting”). This Proxy Statement and form of proxy will be made available to stockholders on or about April 9, 2015.

When and where is the Annual Meeting?

Time:	8:00 a.m. Eastern
Date:	Tuesday, May 5, 2015
Location:	The Offices of Goodwin Procter LLP
The New York Times Building
620 Eighth Avenue
New York, NY 10018

Who can vote?

Stockholders of record as of March 20, 2015 (our “Record Date”) are entitled to vote. As of our Record Date, there were 40,077,924 shares of our common stock (the “Common Stock”) entitled to vote. Each share of our Common Stock is entitled to one vote for each director, and one vote for each Proposal.

How many shares must be present

to conduct the Annual Meeting?

The presence at the meeting in person or by proxy of holders of shares representing a majority of all the votes entitled to be cast at the meeting, or 20,038,962 voting shares, will constitute a quorum for the transaction of business at the Annual Meeting.

What is the difference between a “stockholder

of record” and a “street name” holder?

These terms describe how your shares of our Common Stock are held. If your shares are registered directly in your name with Computershare Investor Services, our transfer agent, you are a “stockholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.

What is a proxy?

A proxy is your legal designation of another person to vote on your behalf. By completing and returning the enclosed proxy card, you are giving the persons named in the proxy card, Douglas J. Shaw and Scott E. Landers, or each of them, each with the power of substitution, the authority to vote your shares in the manner you indicate on your proxy card.

How do I vote my shares?

If you are a stockholder of record, you have several choices. You can indicate your vote and designate your proxy:

– Via the Internet;

– By telephone; or

– By mailing your enclosed proxy card.

Note that votes made by phone or on the Internet must be received by 11:59 p.m., local time, on May 4, 2015, please refer to the specific instructions on the printed proxy card. If you hold your shares in street name your broker, bank, trustee, or nominee will provide you with materials and instructions for voting your shares. If you return a properly signed proxy card but do not mark your vote on any matter, your shares will be voted FOR the director Nominees and Proposals.

Why did I receive more than one

Proxy Statement and proxy card?

You will receive multiple Proxy Statements and proxy cards if you hold your shares in different ways (for example, by joint tenancy, in a trust, in a custodial account) or in multiple accounts. If your shares are held in street name, you will receive your proxy card or other voting information from your broker, and you will return your proxy card(s) to your broker. You should vote on and sign each proxy card you receive. To request that only one copy of any of these materials be mailed to your household, please contact your broker.

Can I vote my shares in person

at the Annual Meeting?

If you are a stockholder of record, you may vote your shares in person at the Annual Meeting. If you hold your shares in street name, you must obtain the appropriate documents from your broker, bank, trustee or nominee, giving you the right to vote the shares at the Annual Meeting. If you intend to attend the Annual Meeting in person, we encourage you to mark the “meeting attendance” box on your proxy card. You must bring to the Annual Meeting a picture identification and proof that you are a stockholder of record in order to vote your shares at the Annual Meeting.

What is a broker non-vote?

A broker non-vote refers to a share of our Common Stock represented at the Annual Meeting that is held by a broker or other nominee who has not received instructions from the beneficial owner or person entitled to vote such share, and where the broker or nominee does not have discretionary power to vote. If you hold shares of our Common Stock in street name, you must provide written instructions on how you want your shares to be voted on each Proposal. If you do not provide voting instructions, and the Proposal is considered a non-routine matter, then your shares will not be voted. Please note that Proposal One – Election of Directors, and Proposal Two – Advisory Vote on Executive Compensation, are considered non-routine matters, so it is very important that you provide written instructions on each Proposal if you want your vote to be counted.

What Proposals will be voted on at the Annual Meeting

and how does the Board recommend I vote?

The following is a summary of the Proposals being voted on at the

Annual Meeting and the recommendations of the Board:

Proposal Number and Subject	Description	Board Recommendation
Proposal One – Election of Directors	We are asking our stockholders to re-elect Pamela F. Lenehan and Timothy B. Yeaton each as Class III directors, each for a three-year term.	The Board recommends you vote FOR the election of each director Nominee.
Proposal Two – Advisory Vote on the Company’s Executive Compensation	We are asking our stockholders, in an advisory, non-binding vote, to approve the compensation for our Company’s named executive officers.	The Board recommends you vote FOR the Company’s executive compensation.
Proposal Three – Ratification of Independent Registered Public Accounting Firm	We are asking our stockholders to ratify the audit committee’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2015.	The Board recommends you vote FOR the ratification of Ernst & Young LLP.

What vote is required to approve each Proposal?

To approve each of the Proposals, the following votes are required from our stockholders:

Proposal Number and Subject	Vote Required	Impact of Abstentions, Withheld Votes and Broker Non-Votes
Proposal One – Election of Directors	Directors are elected by a plurality of the shares voted, which means that the two Nominees receiving the most affirmative votes will be elected.	Withheld votes and broker non-votes will not count as votes cast on Proposal One and will not affect the outcome of the vote.
Proposal Two – Advisory Vote on the Company’s Executive Compensation	As this Proposal is advisory and non-binding, we will consider stockholders to have approved the Company’s executive compensation if the majority of votes are cast FOR Proposal Two.	Abstentions and broker non-votes will not count as votes cast on Proposal Two and will not affect the outcome of the vote.
Proposal Three – Ratification of Independent Registered Public Accounting Firm	Ernst & Young LLP will be ratified if the majority of votes are cast FOR Proposal Three.	Abstentions will not count as votes cast on Proposal Three and will not affect the outcome of the vote.

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What happens if additional matters

are presented at the Annual Meeting?

As of the filing date of this Proxy Statement, we know of no other matters other than the items of business described herein that can be considered at the Annual Meeting. If other matters requiring a vote do arise, the persons named as proxies will have the discretion to vote on those matters for you.

Can I change my vote after I have mailed my

proxy card?

You may change your vote and revoke your proxy by doing one of the following:

–	By sending a written notice of revocation to:

Monotype Imaging Holdings Inc.

Attention: Corporate Secretary

600 Unicorn Park Drive

Woburn, MA 01801.

Please note that your written revocation stating that you revoke your proxy must be received by our corporate secretary prior to the Annual Meeting.

–	By signing a later-dated proxy card and submitting it so that it is received prior to the Annual Meeting in accordance with the instructions included on the proxy card(s); or
–	By attending the Annual Meeting and voting your shares in person.

Who pays the cost of this proxy solicitation?

The cost of solicitation of proxies for the Annual Meeting will be paid by the Company. In addition to the solicitation of proxies by mail, the directors, officers, and employees of the Company may also solicit proxies personally or by telephone without additional compensation. The Company will also request persons, firms, and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to, and obtain proxies from, the beneficial owners. The Company will reimburse holders for their reasonable expenses.

How do I make a proposal for consideration at

next year’s annual meeting of stockholders?

Stockholder proposals submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for inclusion in the Company’s proxy statement and form of proxy for the 2016 annual meeting of stockholders must be received by the Company by December 11, 2015. Proposals must comply with the requirements as to form and substance established by the Securities and Exchange Commission (the “SEC”) in order to be included in our proxy statement and form of proxy.

In accordance with our current by-laws, for a stockholder to nominate a director or for a proposal of a stockholder to be presented at the Company’s 2016 annual meeting of stockholders, other than a stockholder proposal intended to be included in our proxy statement and submitted pursuant to Rule 14a-8 of the Exchange Act, a stockholder’s notice must be delivered to, or mailed and received at, the principal office of the Company, together with all supporting documentation required by the Company’s by-laws, not prior to the close of business on January 6, 2016, nor later than the close of business on February 5, 2016. You may contact the Company’s corporate secretary at the address below for a copy of the relevant by-law provisions regarding the requirements for making stockholder proposals and nominating director candidates. Any proposals should be mailed to:

Monotype Imaging Holdings Inc.

Attention: Corporate Secretary

600 Unicorn Park Drive

Woburn, Massachusetts 01801.

The Company’s 2014 Annual Report, including financial statements for the year ended December 31, 2014, is being mailed to stockholders concurrently with this Proxy Statement. The Annual Report, however, is not part of the proxy solicitation material. A copy of the Company’s Annual Report on Form 10-K filed with the SEC, including all exhibits to the Annual Report, may be obtained free of charge by writing to:

Monotype Imaging Holdings Inc.

Attention: Investor Relations

600 Unicorn Park Drive

Woburn, Massachusetts 01801.

The Annual Report can also be viewed and/or downloaded from the Company’s website at http://ir.monotype.com. The information contained on, or connected to, our website is not incorporated herein by reference.

Governance

Proposal One

Election of Directors

The Board, upon the recommendation of its nominating and corporate governance committee, has nominated Pamela F. Lenehan and Timothy B. Yeaton (the “Nominees”) and recommends that they be re-elected to the Board, each as a Class III director, to serve until the 2018 annual meeting of stockholders and until each of their successors is duly elected and qualified or until each of their earlier resignation or removal.

Ms. Lenehan and Mr. Yeaton are currently Class III directors whose terms expire at this Annual Meeting.

The Board anticipates that Ms. Lenehan and Mr. Yeaton, if elected, will each serve as a director. Each Nominee has consented to be named in this Proxy Statement.

This Proposal relates solely to the election of the Nominees and does not include any other matters including the election of directors nominated by any stockholder of the Company.

Proxies will be voted FOR the election of Ms. Lenehan and Mr. Yeaton as Class III directors unless contrary instructions are set forth on the enclosed proxy card.

The Board of Directors recommends that stockholders vote FOR the election of the director Nominees.
Quick Facts About: Our Board’s Operating Guidelines
	—	Our Board operates under publicly available written corporate governance guidelines.
	—	Each committee operates under a publicly available written charter as adopted by our Board.
	—	Directors are held to robust stock ownership guidelines; value equal to 3x cash compensation.
	—	Every director on every committee of the Board is independent.
	—	Corporate policies, governance guidelines and committee charters are reviewed annually.

Quick Facts About: Attendance of our Board Members
—	Every director had 100% overall attendance at every committee of which he or she was a member in 2014.
—	The majority of our directors attended 100% of the meetings of our Board in 2014.
—	All members of our Board attended our 2014 annual meeting of stockholders.

Quick Facts About: Our Board Composition
33% of Our Independent Directors are Women.	86% of Our Board is Comprised of Independent Directors.

—	The Company was recognized as a winning “W” company for 2014 by 2020 Women on Boards, a non-profit campaign focused on increasing the percentage of women who serve on boards to 20% by 2020.	—	Our one employee director is our current president and CEO.
		—	Our Board has a diverse skill set among its members.
		—	Our Board has separate positions for chairman of the Board & CEO.
		—	The chairman of our Board is subject to a re-evaluation of his leadership and re-appointment as chairman at the conclusion of his term.

Skills, Experiences, and Biographies of Our Board

The following provides a summary of the skills and experiences of our directors and director Nominees.

Skills and Experiences of our Board

We want our directors to provide a collective skill set that not only strengthens the diversity and experience of our Board but also provides the oversight and strategic guidance we believe is integral to the success of our Company. We seek out certain specific characteristics in our Board members that we believe will enhance the Board’s ability to provide such oversight and strategic guidance as it relates to our business. Some of the specific characteristics we believe are important include:

– Length and depth of their business experience.

– Experience with mergers and acquisitions.

– Understanding of or experience in the software and creative professional industries.

– Leadership and/or operational experience in public companies or other major complex organizations.

– Financial or financial industry experience or knowledge.

– Board level service experience.

We believe the characteristics and experiences that our directors, including the Nominees, bring to the Board complement each other and match the needs of our Company. The skill set we believe each director and Nominee bring to our Board is as follows:

Nominees

– Pamela F. Lenehan possesses extensive knowledge and experience in debt and equity financings and mergers and acquisitions, leadership and operational experience in major complex organizations, and significant board level service experience.

– Timothy B. Yeaton has significant management and operational experience in high-growth software industries, experience in software technology development and business modeling, as well as experience with mergers and acquisitions.

Directors

– Robert L. Lentz has significant operational and leadership experience in the software industry as well as specific experience in the Company’s end-user industries.

– Gay W. Gaddis has extensive operational and leadership experience in creative professional industries including experience as a creative, marketing and advertising professional, entrepreneur and business owner.

– Roger J. Heinen, Jr. has experience serving on the board of directors of technology companies, significant operational and leadership experience in the software industry, as well as experience with mergers and acquisitions.

– Douglas J. Shaw has extensive knowledge of, and experience in, both the typographic and software industries as well as board level experience.

– Peter J. Simone has significant leadership and operational experience across several industries, extensive board level experience, broad experience in finance and accounting, and extensive experience in financial analysis for the investment community.

Biographies of our Non-Employee Directors and Director Nominees

The following biographical information lists the names, ages as of January 31, 2015, positions within the Company, current term and class, and relevant experience for the last five years for each of our non-employee directors, including the Nominees, and is based on information that has been provided to us by our directors and the Nominees. There is no family relationship between any director, Nominee or executive officer of the Company. None of our directors or director Nominees has been convicted of a criminal offense in the past ten years.

Biographical Information of the 2015 Nominees

(current term expires on the date of the Annual Meeting)

Pamela F. Lenehan, 62

With 20+ years on Wall Street as an investment banker, Pam is well-versed in strategy, M&A, and financing. She’s been a public company officer, a high-tech start-up CFO, and has extensive board experience.

Chair, Management Development

and Compensation Committee

Member, Audit Committee

Class III director since 2006

Other key strengths and experience Pam brings

to the Monotype Board include:

–	Years of financial experience which inform her seat on our audit committee, serving as one of our two “audit committee financial experts” as defined under the Exchange Act and the applicable rules of the NASDAQ Global Select Market.
–	Deep understanding of executive compensation issues in knowledge-based industries, which she applies in her role as chair of the management development and compensation committee.
–	Experience serving as president of Ridge Hill Consulting, LLC, a strategy consulting firm, since June 2002.
–	Experience serving on the board of directors of Civitas Solutions, Inc., a provider of services for individuals with intellectual and developmental disabilities and acquired brain injury, since December 2008 and as the audit committee chair since January 2009; and on the board of American Superconductor Corporation, which offers technology and solutions for clean energy, since March 2011 and the audit committee chair, since August 2011. She was a member of the board, the audit committee, and chair of the compensation committee for Spartech Corporation, from December 2004 to March 2013 when it was acquired by PolyOne Corporation.
–	She has a Masters Professional Director Certification from the American College of Corporate Directors, a BA in mathematical economics from Brown University, and an MA in economics from Brown University.

Timothy B. Yeaton, 56

A product management expert with deep understanding of developing, marketing and launching software solutions, Tim has served as a CEO and an officer of leading software and technology companies.

Chair, Nominating and Corporate Governance Committee

Member, Management Development

and Compensation Committee

Class III director since 2012

Other key strengths and experience Tim brings

to the Monotype Board include:

–	Long-term business and leadership experience, including 10 years in CEO roles, which allows him to bring a unique perspective on executive compensation matters to our management development and compensation committee.
–	Public company board-level experience, which allows him to offer directional guidance and leadership to our nominating and corporate governance committee.
–	Experience serving as the senior vice president and group executive of the $1B+ infrastructure business group at Red Hat, Inc., a global leader in providing open source software solutions to the enterprise, since January 2014.
–	Service as president and chief executive officer and a director of Black Duck Software, a leader in automating management, governance and the secure use of open source software, from February 2009 to December 2013.
–	Experience serving on the board of directors of Actuate Corporation from January 2011 to January 2015, when it was acquired by OpenText.
–	He has a BS in management from Roger Williams University, and an MBA from Babson College.

Biographical Information of Our Current Non-Employee Directors

You can read biographical information about Douglas J. Shaw, who is our current president and chief executive officer and also a director, in the section entitled “Biographical Information of our Named Executive Officers and Key Employees.”

Robert L. Lentz, 64

Bob is a proven leader, with a track record of 25+ years as senior management in growing technology companies, and has a deep understanding of Monotype’s products, market segments, and customers.

Chairman of the Board of Directors since 2014

Class II director since 2012

Current term expires in 2017

Other key strengths and experience Bob brings

to the Monotype Board include:

–	Prior leadership experience in technology and software companies, coupled with the ability to assess current and future markets, allows him to provide a unique perspective and strategic guidance to our executive management team in his role as chairman.
–	Appointment as a professor and the entrepreneur in residence for the Center for Entrepreneurship Education at Northeastern University, since July 2012.
–	Service as an independent consultant from March 2009 to June 2012, as the interim chief executive officer of Digital Reef, Inc. from July 2009 until March 2011, as the interim chief executive officer of the managed analytics business, Deloitte Consulting from September 2006 to March 2010, and as president and chief executive officer of Permission TV, Inc., from September 2006 to March 2010.
–	Service on the board of directors of Northern Power Systems, since March 2014.
–	He has a BA from Northeastern University in Business Administration, an MBA from Babson College, and is a former CPA.

Gay W. Gaddis, 58

A respected mobile and technology industry expert, Gay founded and leads the largest woman-owned, independent advertising agency in the US and has a deep understanding of the technological needs and expectations of millennials, one of the fastest growing markets and the next generation of consumers.

Member, Management Development and Compensation Committee

Class I director since 2014

Current term expires in 2016

Other key strengths and experience Gay brings

to the Monotype Board include:

–	Significant business and entrepreneurial experience, which informs her seat on our management development and compensation committee.
–	Service as founder and CEO of T-3, a collaborative think tank that works with Fortune 500 and international companies to design technology-fueled digital marketing strategies, since she founded the company in 1989.
–	Service as chair of the board of the Committee of 200 (C200), a preeminent global women’s business organization, chair of the Executive Committee for the Texas Business Leadership Council and sits on the advisory board of Womensphere.
–	Experience as a marketing director for Leadership Dynamics, public relations director for Baylor University Medical Center, and as a copywriter for The Richards Group, prior to founding T-3.
–	She has a BFA from the University of Texas at Austin.

Roger J. Heinen, Jr., 63

A veteran of icons Apple and Microsoft, Roger has led numerous technical teams in developing software for leading companies worldwide, offering a unique perspective on distributed product development.

Member, Management Development and Compensation Committee

Member, Audit Committee

Class I director since 2006

Current term expires in 2016

Other key strengths and experience Roger brings to the Monotype Board include:

– Years of technology business and leadership experience, which inform his seats on our nominating and corporate governance and management development and compensation committees, and significant financial and operational experience which he applies to his seat on our audit committee.

– Experience as the senior vice president in the developer division of Microsoft Corporation, from January 1993 to March 1996.

– Experience as the senior vice president of Apple Computer’s software division, from December 1989 to January 1993.

– Service as a director of Progress Software Corporation from April 1999 until May 2009.

– He has a BS in computer science from Worcester Polytechnic Institute, an S.E.P. from Stanford University, and a PhD, Hon. from Worcester Polytechnic Institute.

Peter J. Simone, 67

Having served many years as a CEO of both public and private companies, Pete has extensive experience serving the needs of the same customers as Monotype, particularly in the OEM market segments.

Chair, Audit Committee

Member, Nominating and Corporate Governance Committee

Class II director since 2006

Current term expires in 2017

Other key strengths and experience Pete brings to the Monotype Board include:

– Significant public company, financial and operational experience, which informs his role as chair of our audit committee, serving as one of our two “audit committee financial experts” as defined under the Exchange Act and the applicable rules of the NASDAQ Global Select Market, and years of board level experience which he applies to his seat on our nominating and corporate governance committee.

– Service as interim chief executive officer of Lilliputian Systems, Inc., from January 2013 to May 2013, and as an investment consultant and a consultant to numerous private companies since February 2001.

– Service on the board of directors and audit committees of both Newport Corporation, a technology supplier to several industries including microelectronics manufacturing and communications, since 2003, and Veeco Instruments, Inc., an equipment developer and supplier to various industries including data storage and semiconductors, since 2004.

– Service on the board of Cymer, Inc., a supplier of excimer light sources from 1993 to 2013, and on the board of Inphi Corporation, a provider of analog semiconductor solutions for the communications and computing markets, from March 2010 to May 2013.

– He has a Masters Professional Director Certification from the American College of Corporate Directors, a BS in accounting from Bentley University, an MBA from Babson College, and is a former CPA.

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Board Structure, Leadership, and Governance

The following provides information about

the structure, leadership, and governance,

of our Board.

Board Structure

The structure and composition of our Board is as follows:

–	Our Board is divided into three staggered classes (Class I, II, and III) and each director in each class serves until a successor has been elected and qualified or until the earlier of their resignation or removal.
–	Our current Board is comprised of six independent and one employee director. Our one employee director is our current president and chief executive officer, Doug Shaw, who has been our president and CEO since 2007 and has been a member of our Board since 2004.

On March 8, 2015, Doug Shaw announced his intention to retire as our president and CEO effective December 31, 2015. It is anticipated that the Board will appoint Scott Landers, our current chief operating officer and chief financial officer, as our president and CEO on or about January 1, 2016 and that he will be appointed to the Board on or about the effective date of his appointment as our new president and CEO. We anticipate that Mr. Shaw will retain his seat on our Board after his retirement.

Board Leadership

We have separate positions for the chairman of the Board and president and chief executive officer. Robert Lentz currently serves as the chairman of our Board. Our Board believes that there are advantages to having an independent chairman of the Board, including:

–	To assist in facilitating matters such as communications between the Board and our president and CEO;
–	To provide strategic guidance from the Board to our president and CEO and senior management team;
–	To assist the Board in reaching consensus on particular strategies and policies based on input from senior management; and
–	To ensure that the appropriate level of oversight, independence and responsibility is applied to all Board decisions, including risk oversight.

The Board believes that Mr. Lentz’s skill set, understanding of the Company’s business and end user markets, and his ability to offer strategic guidance to our executive management team allows him to excel in his role as our chairman.

Board Governance

The Company and the Board are committed to good corporate governance practices which promote the long-term interests of our stockholders. We believe our governance practices not only strengthen our Board and management team accountability but also build trust in our Company with our stockholders. Our governance practices include:

–	Our Board operates under written corporate governance guidelines, which can be downloaded from our website at http://ir.monotype.com.
–	The committees of the Board operate under written charters, which can be downloaded from our website at http:// ir.monotype.com.
–	Our Board conducts an annual self-evaluation, part of which is to determine whether or not the current leadership structure is optimal for our Company and our stockholders.
–	Each committee of the Board conducts an annual self-evaluation, part of which is to determine the effectiveness of the committee and highlight areas of committee focus for the upcoming year.
–	We conduct an annual review of corporate policies, governance guidelines and committee charters to ensure compliance with industry best practices.
–	The Company has adopted a Code of Business Conduct and Ethics that is applicable to all employees, including our president and CEO and all senior financial officers, which can be downloaded from our website at http://ir.monotype.com.
–	We provide that any amendment to or waiver of a provision of our Code of Business Conduct and Ethics which applies to our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions, will be disclosed by posting such information on our website.
–	Our Company policy encourages directors to attend our annual meeting of stockholders, and in 2014 all directors attended.

Any of our committee charters, our corporate governance guidelines, and our Code of Business Conduct and Ethics can also be obtained, free of charge, by writing to us at:

Monotype Imaging Holdings Inc.

Attention: Corporate Secretary

600 Unicorn Park Drive

Woburn, Massachusetts 01801.

Board Responsibility for Risk Oversight

The Company’s management is responsible for day-to-day risk management and implementation of Company policies. We maintain an internal risk management committee that is responsible for ensuring that our risk management program, which is comprised of strategic, operational, financial and legal risk identification and prioritization, as well as active risk management and mitigation, is reflected in our policies and actions. Our Board has oversight of our risk management program, and receives reports on risk management from members of our senior management team.

Our audit committee has oversight responsibility for our risk identification and prioritization process, our Sarbanes-Oxley Act of 2002 compliance program and our internal audit function. Our management development and compensation committee has oversight of risk considerations with respect to our executive compensation programs. The committee works directly with management to determine whether our programs improperly encourage management to take unnecessary risks relating to the business or whether risks arising from our executive compensation programs are reasonably likely to have a material adverse effect on the Company. Our Board believes that this shared oversight is appropriate, rather than consolidation of responsibility with a single board level risk management committee.

Board Review of Business

Relationships and Transactions

All related party transactions are reviewed under our related person transaction approval policy by our audit committee, and reported to and, if required, approved by our Board. The term “related party transactions” refers to transactions required to be disclosed in our filings with the SEC pursuant to Item 404 of Regulation S-K. Responsibilities for these reviews and associated actions are as follows:

– Our audit committee is responsible for our policies and procedures for the review of transactions between the Company and our directors, director nominees, executive officers, security holders that beneficially own more than 5% of any class of our voting securities, or the immediate family members of any of these persons under our written related person transaction approval policy;

– A list of related persons, which is updated and cross-checked periodically, is available to our employees and officers who are involved with or familiar with the transactions, contracts or other legal or business arrangements that we may or have entered into; and

– The related persons list is checked prior to entering into any new transaction, contract or other legal or business arrangement.

If it is determined that we have entered into or may enter into a related person transaction, including any modification or addition to an existing contract or arrangement, our general counsel is notified and she reviews the applicable rules and determines whether the approval of our Board, the audit committee, or both, is required and if so, that approval is obtained prior to entering into the transaction. No related person transaction is allowed unless our general counsel has either specifically confirmed in writing that no further approvals are necessary, or specifically confirmed in writing that all approvals necessary for us to enter into such arrangement have been obtained. In the event that a related party transaction requires the approval of the Board, the audit committee reviews the transaction and then makes a recommendation to the Board for its consideration before the transaction is entered into.

Board Independence

Our Board has considered the relationships of all directors and any transactions involving the directors and determined that none of the directors, with the exception of Doug Shaw who currently serves as our president and chief executive officer, has any relationship that would interfere with the exercise of independent judgment in carrying out his or her responsibility as a director and that each director qualifies as an independent director under the rules of the SEC and the NASDAQ Global Select Market.

Management Development and Compensation Committee Interlocks and Insider Participation

None of our executive officers serve as a member of the management development and compensation committee or as a director of any entity that has one or more of its executive officers serving as a member of our Board or management development and compensation committee. None of the members of our management development and compensation committee has ever been one of our employees.

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2014 Meetings of the Board, its Committees and

Executive Sessions of Non-Employee Directors

The following provides information about the 2014 Meetings of the Board, its committees and any executive sessions of non-employee directors

The Board of Directors

The Board met fifteen times during 2014, and each director attended at least 75% of the total number of meetings of the Board and committees of the Board of which he or she was a member. In 2014, an executive session of the independent directors was held at least one time following a scheduled meeting of the Board and included only those directors who met the independence requirements of the NASDAQ Global Select Market. Our chairman, Robert Lentz, is responsible for chairing any executive session.

The Committees of the Board

The Board has three standing committees: audit committee, management development and compensation committee, and nominating and corporate governance committee. The composition and function of each of our committees complies with the rules of the SEC and the NASDAQ Global Select Market. The Board has adopted a written charter for each committee which is available to view or download on our website at http://ir.monotype.com or by writing to us at:

Monotype Imaging Holdings Inc.

Attention: Investor Relations

600 Unicorn Park Drive,

Woburn, Massachusetts 01801.

Management Development

and Compensation Committee

Chair: Pamela F. Lenehan

Additional Members:

Gay W. Gaddis, Roger J. Heinen, Jr., and Timothy B. Yeaton

Number of Meetings in 2014: Seven

Committee Member Attendance in 2014: 100%

Responsibilities:

–	Establishing and reviewing our overall management compensation philosophy and policies;
–	Reviewing peer group and market survey data with respect to setting the compensation of our executive officers;
–	Reviewing and approving actions with respect to all of our incentive-based compensation, equity-based compensation, pension and other similar plans;
–	Reviewing and making recommendations to our Board with respect to the corporate goals and objectives relevant to the compensation of our CEO;
–	Evaluating the performance of our CEO in light of such corporate goals and objectives and determining the compensation of our CEO;
–	Reviewing and approving the compensation of our other executive officers and members of management that report directly to our CEO;
–	Making regular reports to our Board;
–	Reviewing and making recommendations to our Board with respect to director compensation, with guidance from our nominating and corporate governance committee;
–	Determining the independence of, and retaining any compensation advisor and approving the compensation of, and overseeing the work of any such compensation advisor;
–	Reviewing and assessing the adequacy of the management development and compensation committee charter;
–	Evaluating the committee’s performance and reporting the results of such evaluation to our Board; and
–	Reviewing and discussing with management our executive compensation disclosure included in reports and registration statements filed with the SEC and producing required reports.

Independence of Management Development

and Compensation Committee Members

Each member of our management development and compensation committee is independent as defined under the Exchange Act, Rule 162(m) of the Internal Revenue Code of 1986, as amended, (the “Code”) and the rules of the NASDAQ Global Select Market.

Audit Committee

Chair: Peter J. Simone

Additional Members:

Roger J. Heinen, Jr. and Pamela F. Lenehan

Number of Meetings in 2014: Eight

Committee Member Attendance in 2014: 100%

Responsibilities:

–	Reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;
–	Meeting independently with our independent registered public accounting firm;
–	Appointing, retaining, terminating, approving the compensation of, evaluating the independence of, and overseeing the work of our independent registered public accounting firm;
–	Reviewing and coordinating the oversight of our internal control over financial reporting;
–	Reviewing all major accounting policies applicable to our Company:
–	Oversight of the Company’s risk identification process, compliance with the Sarbanes-Oxley Act of 2002, and internal audit function including a review of the performance of such function;
–	Approving all audit and permissible non-audit services to be provided by our independent registered public accounting firm, including the terms of such services;
–	Establishing and overseeing the adequacy of procedures

   for receipt, retention and treatment of complaints and the submission by employees of concerns regarding accounting or auditing matters;

– Making regular reports to our Board;

– Conducting appropriate reviews of related party transactions;

– Reviewing and assessing the adequacy of the audit committee charter;

– Evaluating the committee’s performance and reporting the results of such evaluation to our Board; and

– Preparing the audit committee report required by SEC rules to be included in our proxy statements.

Independence of Audit Committee Members and Financial Expert Status

The Board has determined that Mr. Simone and Ms. Lenehan each qualify as an “audit committee financial expert” as defined under the Exchange Act and the applicable rules of the NASDAQ Global Select Market. In making its determination, our Board considered the nature and scope of the experiences and responsibilities that Mr. Simone and Ms. Lenehan have previously had with reporting companies and, in the opinion of our Board, neither of them have a relationship that would interfere with the exercise of independent judgment in carrying out their responsibilities as a director. Each member of our audit committee is independent as defined under the meaning of the director independence standards of the Exchange Act and rules of the NASDAQ Global Select Market.

Nominating and Corporate Governance Committee

Chair: Timothy B. Yeaton

Additional Members: Roger J. Heinen, Jr., and Peter J. Simone

Number of Meetings in 2014: Three

Committee Member Attendance in 2014: 100%

Responsibilities:

– Developing and recommending to our Board a set of Corporate Governance Guidelines and a Code of Business Conduct and Ethics;

– Developing and overseeing a succession plan for our president and CEO;

– Recommending to our Board the persons to be nominated for election as directors and to each of our committees;

– Recommending to our Board the person to be nominated as chair of the Board;

– Developing and recommending to our Board criteria for Board and committee membership;

– Identifying individuals qualified to become Board members;

– Establishing procedures for stockholders to submit recommendations for director candidates;

– Establishing procedures for identifying and evaluating director candidates including nominees recommended by stockholders;

–	Reviewing our disclosures concerning policies and procedures for identifying and reviewing Board nominee candidates;
–	Making regular reports to our Board;
–	Reviewing and assessing the adequacy of the nominating and corporate governance committee charter;
–	Evaluating the committee’s performance and reporting the results of such evaluation to our Board; and
–	Overseeing the evaluation of our Board, its committees and management.

Independence of Nominating

and Corporate Governance Committee Members

Each member of our nominating and corporate governance committee is independent as defined under the rules of the NASDAQ Global Select Market.

Communication with our Directors

You can contact any of our directors by writing to them at:

Monotype Imaging Holdings Inc.

Attention: Corporate Secretary

600 Unicorn Park Drive

Woburn, Massachusetts 01801.

Your letter should clearly specify the name of the individual director or group of directors you want your letter to be delivered to, and the Company will deliver it. As required by the Company’s Code of Business Conduct and Ethics and Audit Committee Complaint Procedures, a third-party provides a hotline for employees and other parties to communicate concerns to our management and Board. The number in the United States is (800) 826-6762; a link to the numbers for calls made outside of the U.S. is available on the Corporate Governance section of our website at http://ir.monotype.com. Information submitted through the hotline is forwarded to our Board or audit committee, and concerns can be reported anonymously if the caller chooses.

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Director Compensation

The following provides a summary of the structure of our non-employee director compensation in 2014.

Board and Committee
Cash Retainers

Our non-employee directors receive cash compensation in the form of a retainer for their service on our Board and committees. They do not receive meeting fees, however, if the number of meetings of the Board or any committee exceeds 10 per year, non-employee directors are entitled to receive per meeting payments of $1,000 for any additional meeting attended. Further, the Board has discretion to award additional compensation to any director who undertakes additional responsibility above and beyond any of their committee responsibilities. Our non-employee directors are also entitled to reimbursement of reasonable travel expenses for Board or committee meetings, Company-related activities that require their attendance, and payment of director-related education expenses.

Our retainer structure for 2014, which was authorized by the Board on March 26, 2014 and went into effect on May 1, 2014, provided that each non-employee director would receive a cash retainer as follows:

Chair of the Board	$117,500
Non-employee Director (other than the Chair)	$72,500
Each non-employee Director who serves on one or more Board committees would also receive the following cash retainer(s):
Audit Committee member (other than the committee Chair)	$10,000
Audit Committee Chair	$20,000
Management Development and Compensation Committee member (other than the committee Chair)	$7,500
Management Development and Compensation Committee Chair	$15,000
Nominating and Corporate Governance Committee member (other than the committee Chair)	$5,000
Nominating and Corporate Governance Committee Chair	$10,000
Actual cash retainers paid to each non-employee director in 2014 are set forth in the “Director Compensation Table.”

In addition, although there were fifteen meetings of the Board in 2014, no meeting fees were paid in 2014 as the directors decided to waive them. In July 2014, the Board awarded Mr. Simone additional cash compensation as set forth in the “Director Compensation Table” for his work beyond what would be anticipated as the chair of the audit committee, regarding his oversight of the Company’s compliance programs.

Equity Compensation

In 2014, our non-employee directors received a grant of restricted stock equal to the number of shares with a dollar value of $105,000 based on the closing price of a share of our Common Stock on the grant date. The award granted in 2014 vests on the earlier of the first anniversary of the grant date or the date of our next annual meeting of stockholders. Additional equity awards to our non-employee directors, which may include options to purchase shares of our Common Stock, are considered and approved by our Board during regularly scheduled or special meetings of our Board prior to the grant date, which is generally the third business day following the annual meeting. In 2014, no additional equity awards were granted.

Equity Grants upon Election

to the Board

Upon election to the Board, new non-employee directors receive a grant of restricted stock with a dollar value equal to $120,000 based upon the closing price of our Common Stock on the grant date. The grant vests quarterly in equal installments over four years. Gay Gaddis, who was elected to our Board on February 24, 2014, received an initial director grant.

Director Stock Ownership Requirements

Any of our non-employee directors who have served on our board for at least three years are required to beneficially own a combination of shares of our Common Stock, vested stock options, and unvested shares of restricted stock with a dollar value at least equal to three times the annual cash compensation on the measurement date, which is December 31 of their current service year. All non-employee directors who were subject to the guidelines as of December 31, 2014 met the requirements.

Director Compensation Table

The following table provides a summary of the compensation we paid to our non-employee directors in 2014.

Name (1)	Fees Earned or Paid in Cash (2)	Stock Awards (3)	Other Compensation (4)	Total
Robert L. Lentz (5)	$104,167	$105,013	—	$209,180
Gay W. Gaddis (6)	$64,333	$225,026	—	$289,359
Roger J. Heinen, Jr. (7)	$87,250	$105,013	—	$192,263
Pamela F. Lenehan	$91,250	$105,013	—	$196,263
Peter J. Simone (8)	$97,500	$105,013	—	$202,513
Timothy B. Yeaton (9)	$82,744	$105,013	$1,641	$189,398
Robert M. Givens (10)	$28,333	—	—	$28,333

(1)	Doug Shaw has been omitted from this table because he did not receive compensation for his service on our Board during fiscal 2014.
(2)	All fees include pro-rated amounts of cash compensation that became effective on May 1, 2014.
(3)	Represents the total fair value of the 4,231 shares of restricted stock granted on May 8, 2014 to our non-employee directors.
(4)	Represents dividends received in 2014 on unvested restricted stock awarded to the director in July 2012 where the impact of the dividend was not calculated into the fair market value of the grant.
(5)	Mr. Lentz became chairman of the Board on May 5, 2014 and received cash compensation for his service as chair from May 1, 2014 to December 31, 2014, as well as for his service on the audit committee and management development and compensation committee from January 1, 2014 to May 1, 2014, as he stepped down from both committees on May 5, 2014.
(6)	Ms. Gaddis began her service on the Board on February 24, 2014, and received compensation for her service from February 24, 2014 to December 31, 2014. On May 5, 2014, Ms. Gaddis was appointed to our management development and compensation committee and received cash compensation for her service on such committee from

May 1, 2014 to December 31, 2014. Further, on the date of Ms. Gaddis’ election to our Board, she received an initial director stock grant and also an annual director stock grant in May 2014. The value of both grants are reflected in the stock award column.

(7)	Mr. Heinen was appointed to our management development and compensation committee on May 5, 2014 and received cash compensation for his service on such committee from May 1, 2014 to December 31, 2014. Further, Mr. Heinen received cash compensation for his seat as chair of the nominating and corporate governance committee from January 1, 2014 to May 1, 2014, as he stepped down as chair of such committee on May 5, 2015.
(8)	Cash compensation includes $5,000 awarded to Mr. Simone by the Board for services beyond what would be anticipated as the chair of our audit committee regarding his oversight of the Company’s compliance programs.
(9)	Mr. Yeaton was appointed as chair of our nominating and corporate governance committee on May 5, 2014 and received cash compensation for his service as chair of such committee from May 1, 2014 to December 31, 2014.
(10)	Mr. Givens received cash compensation for his service as our chairman from January 1, 2014 through April 30, 2014. On May 6, 2014, Mr. Givens retired from our Board and was awarded the honorary title of chairman emeritus.

The aggregate total number of outstanding unvested shares of restricted stock at December 31, 2014 is shown below. With the exception of the 4,049 shares granted to Ms. Gaddis upon her election to the Board on February 24, 2014, and 4,074 of the 9,310 shares granted to Mr. Yeaton upon his election to the Board on July 25, 2012, all shares shown below will vest on May 5, 2015 which is the date of our Annual Meeting.

Name (1)	Grant Date	Number of Shares	Grant Date Fair Value	Vesting Date
Robert L. Lentz	May 8, 2014	4,231	$105,013	May 5, 2015
Gay W. Gaddis	(2)	8,280	$225,026	(2)
Roger J. Heinen, Jr.	May 8, 2014	4,231	$105,013	May 5, 2015
Pamela F. Lenehan	May 8, 2014	4,231	$105,013	May 5, 2015
Peter J. Simone	May 8, 2014	4,231	$105,013	May 5, 2015
Timothy B. Yeaton	(3)	8,394	$172,516	(3)
Total		33,598

(1)	Mr. Givens is omitted from this chart as he did not receive an equity grant in 2014.
(2)	On February 24, 2014, Ms. Gaddis received an initial director stock award of 4,049 restricted shares with a grant date fair value of $120,012 which vest quarterly in equal installments over a four year period, 3,290 shares of which remained unvested as of December 31, 2014. On May 8, 2014, Ms. Gaddis received a yearly director stock grant of 4,231 shares of restricted stock, which vest on May 5, 2015, the date of our Annual Meeting.
(3)	On July 25, 2012, Mr. Yeaton received an initial director stock award of 9,310 restricted shares with a grant date fair value of $120,006 which vest quarterly in equal installments over a four year period, 4,074 of which remained unvested as of December 31, 2014. On May 8, 2014, Mr. Yeaton received a yearly director stock grant of 4,231 shares of restricted stock, all of which vest on May 5, 2015, the date of our Annual Meeting.

Director Nominations

When our Board is required to select a new member, it relies on the nominating and corporate governance committee to identify suitable candidates for nomination and to assess their qualifications in light of the policies and principles in our corporate governance guidelines and the charter of the nominating and corporate governance committee.

In 2014, after an exhaustive search, the nominating and corporate governance committee nominated, and the Board elected, Gay W. Gaddis as a Class I director.

Process for Identifying

and Evaluating Director Nominations

Generally, the nominating and corporate governance committee identifies candidates for director nominees by consulting with other members of the Board and management, on its own, by utilizing search firms or other advisors, through the recommendations submitted by stockholders or through other methods deemed helpful in identifying candidates. Once candidates have been identified, the committee confirms the candidates meet the minimum qualifications by gathering information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means deemed to be helpful in the process. The committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board. Based on the results of this process, a recommendation is made with regard to the suitability for election of such candidates. The specific qualities and skills our Board and nominating and corporate governance committee look for in each candidate are outlined below.

Director Qualifications

In identifying prospective director candidates, the nominating and corporate governance committee considers all facts and circumstances it deems appropriate, including among other things, skill set, depth and breadth of business experience, independence, and the needs of the Board. This assessment includes consideration of the following minimum qualifications that must be met by all directors:

–	Be of the highest ethical character and share the values reflected in our Code of Business Conduct and Ethics;
–	Have reputations, both personal and professional, consistent with the image and reputation of the Company;
–	Have the ability to exercise sound business judgment; and
–	Have substantial business or professional experience and be able to offer meaningful advice and guidance to management based on that experience.

The committee also considers factors such as:

–	An understanding of and/or experience in the technology, software, and creative professional industries or other experience deemed relevant at the time;
–	Leadership experience with public companies or other major complex organizations;
–	How such candidate would contribute to the diversity of the Board, although the Company does not have a formal diversity policy;
–	Experience in accounting or financial industries; and
–	The degree to which such candidate’s experience strengthens the Board’s collective qualifications and skills.

Procedures for Recommendation

of Director Nominees by Stockholders

If you would like the nominating and corporate governance committee to consider a prospective director candidate, please submit the candidate’s name and qualifications and other information in accordance with the requirements for director nominations by stockholders in the Company’s by-laws to:

Monotype Imaging Holdings Inc.

Attention: Corporate Secretary

600 Unicorn Park Drive

Woburn, Massachusetts 01801.

The corporate secretary will promptly forward any nominations to the nominating and corporate governance committee.

All recommendations for nomination of a director candidate must be in writing and include the following:

–	The name and address of record of the stockholder;
–	A representation that the stockholder is a record holder of our securities, or if the stockholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act;
–	The name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full years of the proposed director candidate;
–	A description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications described herein;
–	The consent of the proposed director candidate to be named in the proxy statement relating to the Company’s annual meeting of stockholders;
–	The consent of the proposed director candidate to serve as a director if elected at such annual meeting; and
–	Any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to SEC rules.

Candidates may be required to undergo a comprehensive private investigation background check by a qualified company of the Company’s choosing, and a candidate must complete a detailed questionnaire regarding his or her experience, background, and independence. Once the nominating and corporate governance committee receives the nomination of a candidate and the candidate has complied with the minimum procedural requirements above, the candidate is evaluated by the committee and a recommendation regarding the candidate is delivered to the Board. In addition, a stockholder can propose an individual for election to the Board in accordance with the Company’s by-laws.

Ownership

Beneficial Ownership and

Section 16(a) Reporting Compliance

Security Ownership of Certain Beneficial Owners

The beneficial ownership of entities known to the Company to directly or indirectly own more than five percent of our Common Stock as of December 31, 2014 can be found in the table below. This information is based on publicly available filings on Form 13G for the period ending December 31, 2014, and the percentage ownership calculations are based on 39,624,087 shares outstanding on March 2, 2015.

Security Ownership of the Board and Management

The beneficial ownership of the Company’s Common Stock of all directors and executive officers, both individually and as a group, is listed in the tab le below. This information is based on written representations made by each director and executive officer, and the percentage ownership calculations are based on 39,624,087 shares outstanding on March 2, 2015.

Shares Beneficially Owned			Shares Beneficially Owned
Name and Address	Number	Percent	Name of Beneficial Owner	Number (1)	Percent
of Beneficial Owner			Douglas J. Shaw (2) +	372,258	*
Neuberger Berman LLC	3,974,792	10.0%	Scott E. Landers (3) +	83,282	*
605 Third Avenue			John L. Seguin (4) +	47,284	*
New York, NY 10158			Steven R. Martin (5)	164,520	*
BlackRock Inc.	3,625,774	9.2%	Janet M. Dunlap (6) +	81,553	*
55 East 52nd Street			Robert L. Lentz	32,580	*
New York, NY 10022			Gay W. Gaddis	8,280	*
The Vanguard Group Inc.	2,618,181	6.6%	Roger J. Heinen, Jr.	16,440	*
100 Vanguard Boulevard			Pamela F. Lenehan (7)	90,220	*
Malvern, PA 19355			Peter J. Simone	16,854	*
JPMorgan Chase and Co.	2,222,956	5.6%	Timothy B. Yeaton	18,854	*
270 Park Avenue, 38th Floor New York, NY 10017			All executive officers and directors as a group (11 persons) (8)	927,717	2.3%

*      Represents less than 1% of the outstanding shares of our Common Stock.

+     The executive has an active 10b5-1 trading plan as of the filing date of this Proxy Statement.

(1)   The total number of shares beneficially owned for each individual named above includes options to purchase shares of Common Stock held by the beneficial owner that are currently exercisable or will become exercisable within 60 days of March 2, 2015.

(2)   The amount includes 236,500 shares subject to options.

(3)   The amount includes 2,000 shares of Common Stock indirectly held by Mr. Landers in his children’s names and 22,500 shares subject to options.

(4)   The amount includes 17,929 shares subject to options.

(5)   The amount includes 103,202 shares subject to options.

(6)   The amount includes 34,625 shares subject to options.

(7)   The amount includes 2,000 shares of Common Stock indirectly held by Ms. Lenehan’s spouse, to which she disclaims beneficial ownership, and 30,000 shares subject to options.

(8)   The amount includes 444,756 shares subject to options and 4,000 shares indirectly held as noted above.

Section 16(a) Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than 10% of a registered class of our equity securities (collectively, “Insiders”) to file reports of ownership and changes in ownership with the SEC. Insiders are required by the SEC to furnish the Company with copies of all Section 16(a) reports they file. The Company has received written representations from all directors and executive officers that no other reports were required during the year ended December 31, 2014, and all other requirements applicable to the Insiders were timely satisfied.

Compensation

Proposal Two

Advisory Vote on Executive Compensation

The Company gives its stockholders the yearly opportunity to approve the compensation of our named executive officers. We believe our executive compensation programs have been designed to reflect the value created for stockholders in a given plan year, while supporting our strategic and longer-term goals. Although stockholder approval of the compensation plans for our named executive officers is advisory in nature and not binding on the Company, our Board and management development and compensation committee value our stockholders’ opinions and will consider the outcome of this vote when considering future executive compensation arrangements and determine what actions may be appropriate to address those concerns when making future executive compensation decisions.

This Proposal relates solely to the advisory vote on the Company’s executive compensation and does not include any other matters. This vote is advisory, and therefore not binding on us, our Board or our management development and compensation committee.

Proxies will be voted FOR this Proposal Two unless contrary instructions are set forth on the enclosed proxy card.

The Board of Directors recommends that stockholders vote FOR the approval of the compensation of the named executive officers.

Quick Facts About:

Our Company’s Financial Performance

Relative Change* In Revenue,

Operating Profit, and Net Income

over a five year period

–	Since 2010, our revenue has grown at a compound 15% rate with net income also growing 15%, and operating profit by 12%.
*Data is presented in index form, where revenue, operating profit, and net income start in 2010 with a base value of 100.

Some of our 2014 full year financial highlights* include:

–	Total revenue of $184.5 million, an increase of 11% year-over-year.
–	Total Creative Professional revenue of $77.0 million, an increase of 21% year-over-year.
–	Net income of $32.5 million, an increase of 5% year-over-year.
–	Diluted EPS of $0.81 and non-GAAP diluted EPS of $1.16, compared to prior year results of $0.78, and $1.10, respectively.
–	Non-GAAP net adjusted EBITDA of $74.4 million, an increase of 5% year-over-year.

*See our Form 10-K for the year ended December 31, 2014 for a reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures.

Quick Facts About:

How We Deliver Shareholder Value

Comparison of 5 Year Cumulative Total Return* among Monotype Imaging

Holdings Inc., NASDAQ Composite Index and NASDAQ Computer Index

–	Historically, the Company’s cumulative total return has outpaced the NASDAQ Composite and NASDAQ Computer Indices.

*Assumes $100 was invested on December 31, 2009 in our Common Stock and the applicable indices.

Debt and Cash Balances

and Amount Returned To

Stockholders Since 2010

–	Dividends have increased since inception from $0.04 per quarter in 2012 to $0.10 per quarter in 2015.

Amount returned to

Stockholders Since 2012

–	In 2014, we returned $41.5 million to stockholders through dividends and our share repurchase program.

Quick Facts About: How Executive Pay Ties to Performance
–	The total compensation paid to our president and chief executive officer over the prior five years has not increased at a rate substantially higher than the total return to stockholders.
–	From 2010 to 2014, the rate of growth of the price of a share of our Common Stock has outpaced the total compensation paid to our president and chief executive officer.
–	Over the same period, the increase in the price of a share of our Common Stock has outpaced growth of the NASDAQ Composite, NASDAQ Computer, Russell 2000 and the Standard and Poor 600 Indicies.

Change In Value* of Our Common Stock,

NASDAQ Composite, NASDAQ Computer, Russell 2000, and

S&P 600 Indicies, and our President and CEO’s Total Compensation

*Data is presented in index form, where the Company and all indices started on January 1, 2010 with a base value of 100.

Breakdown of Equity Granted in 2014 to Our Named Executive Officers

Arabic Numeral Two Set in the Bustani™ Typeface	–	In 2014, we granted a mix of one-third non-qualified stock options, one-third performance shares and one-third restricted stock, making two-thirds of our yearly grant directly tied to Company performance:
		–	Stock price must rise for options to be “in the money;” and
		–	Targets associated with vesting of performance shares (RSUs) are stretch goals that are difficult to attain.
	–	Cash incentive compensation requires the Company to attain at least 90% of its pre-determined corporate performance goals before any payout is approved.
	–	At least 100% attainment of pre-determined corporate performance goals is required for 401(k) profit sharing to be paid.

Biographical Information of Our Named

Executive Officers and Key Employees

The following provides information on the named executive officers and senior officers of the Company, including their ages as of January 31, 2015, and is based on information they have provided to us. Officers of the Company are elected annually at the first meeting of the Board following each annual meeting of stockholders. Each officer holds office until the first meeting of the Board following the next annual meeting of stockholders or until his or her successor is duly elected and qualified or until his or her resignation or removal in accordance with the Company’s by-laws.

There is no family relationship between any director, Nominee or executive officer of the Company.

Our Named Executive Officers

Douglas J. Shaw, 59 President and Chief Executive Officer since 2007 Director since 2004

–	Prior to becoming our president and chief executive officer, he served as our senior vice president and in various capacities with our predecessor companies, Agfa Corporation and Agfa Monotype, since 1986.
–	Employed by Compugraphic from 1981 to 1986, where he co-founded Compugraphic’s Font Technologies division.
–	He holds a BA in accounting from Boston College and an MBA from Babson College.

Scott E. Landers, 44

Chief Operating Officer, Chief Financial Officer, Assistant Secretary, and Treasurer since 2015

Senior Vice President, Chief Financial Officer, Treasurer, and Assistant Secretary from 2008 to 2015

–	Prior to joining the Company, he served as vice president of global finance at Pitney Bowes Software and as the vice president of finance and administration for Pitney Bowes MapInfo Corporation, from 2007 to 2008.
–	He has been a member of the board of Bridgeline Digital since January 2010, a member of its audit committee since February 2010, and its governance committee, since 2014.
–	He is a CPA, holds a BA in accounting from Le Moyne College, and an MBA from the College of Saint Rose.

John L. Seguin, 60 Executive Vice President since 2006 Senior Vice President and General Manager, Display Imaging from 2004 to 2006

–	Prior to joining the Company, he served in various capacities including executive capacities at Sand Video Inc., Xionics Document Technologies, Inc., Oak Technology, Inc. and Zoran Corporation.
–	He holds a BA in marketing from Southeastern Massachusetts University and an MBA from Suffolk University.

Steven R. Martin, 53 Senior Vice President, Engineering since 2012 Vice President, Engineering and Development from 2005 to 2012

–	Prior to joining the Company, he was director of engineering for Newmarket International and served in various capacities with Nuance Communications, Inc., including as vice president, new product development.
–	In 2013 he completed an executive management program at the Harvard Business School.
–	He holds a BS in computer science from Fitchburg State College and an MS in computer science from George Washington University.

Janet M. Dunlap, 50 Vice President, General Counsel, and Secretary since 2010 General Counsel and Secretary from 2006 to 2010

–	Prior to joining the Company, she was a partner at Goodwin Procter LLP from 2000 to 2006 and an associate from 1993 to 2006.
–	She sits on the board of directors of Snow Farm: The New England Craft Program and the Center for Women and Enterprise, both not-for profit organizations.
–	She holds a Professional Director Certification from the American College of Corporate Directors, a BA in economics from Franklin & Marshall College, and a JD from Boston College Law School.

Our Senior Officers

Below is biographical information for the senior officers of the Company,

or our key employees, including their ages as of January 31, 2015.

Daniel T. Gerron, 48 Vice President, Corporate Development since 2010 Vice President, Business Development from 2008 to 2010

–	Prior to joining the Company, he served as vice president of mergers and acquisitions for the software and marketing services division at Pitney Bowes Inc., and as vice president of business planning at MapInfo Corporation.
–	He holds a BA in Asian studies and an MBA from the University of Texas at Austin.

Jennifer H. Peterson, 48 Vice President, Human Resources since 2013

–	Prior to joining the Company, she served as Intralinks Holdings Inc. senior vice president of global human resources from 2011 to 2013, and as its senior vice president of human resources, Americas from 2010 to 2011, as well as vice president of human resources and business operations at Kadient, Inc., from 2005 to 2010.
–	She holds a BA in sociology from Franklin & Marshall College.

Lisa A. Landa, 50 Vice President, Corporate Marketing since 2011

–	Prior to joining the Company, she served as the chief marketing officer for dynaTrace Software in 2011 until it was acquired, and as vice president, marketing for Arbor Networks from 2006 to 2011.
–	She holds a BA in art and English from Williams College.

Christopher J. Roberts, 47 Vice President and General Manager, Creative Professional since 2014 Vice President and General Manager, E-Commerce from 2011 to 2014

–	He served as our vice president of marketing from August 2007 to September 2011, and in various capacities with the Company including as our director of consumer marketing, our director of corporate marketing, and as a marketing manager from 2001 to 2007.
–	He holds a BA in business administration from St. Michael’s College and an MBA from Clarkson University.

John H. McCallum, 58 Vice President and General Manager, Enterprise Solutions since 2011 Vice President, Creative Professional from 2009 to 2011

–	Mr. McCallum has served in various capacities for the Company or its predecessors since 1993.
–	He has served as the managing director of Monotype GmbH, our subsidiary located in Germany since 2014, and as the managing director of Monotype Ltd., our subsidiary located in the United Kingdom, since 1995.

Joseph G. Roberts, 51 Vice President and General Manager, OEM since 2014 Vice President and General Manager, Printer Imaging from 2013 to 2014

–	He served in various capacities with the Company in our Printer Imaging group, including as our director of sales and our senior business development manager from 2002 to 2013.
–	He holds a BA in finance from Montana State University and an MBA from Rochester Institute of Technology.

Compensation Discussion and Analysis

This section describes the Company’s compensation programs for our named executive officers that were in effect for 2014 and the decisions made with respect to these programs. Our goal is to explain the details of these compensation programs and describe why we believe they are appropriate for our Company and our stockholders.

The compensation tables found in this section contain information for our principal executive officer, our principal financial officer, and our three other most highly compensated executive officers who had been designated by the Company as an executive officer as of December 31, 2014. These individuals are referred to as our named executive officers in this Compensation Discussion and Analysis, and are as follows:

–	Douglas J. Shaw
–	Scott E. Landers
–	John L. Seguin
–	Steven R. Martin
–	Janet M. Dunlap

Our Executive Compensation

Objectives and Principles

We believe the Company’s success is dependent on experienced, engaged, and motivated talent at all levels of the organization. We strive to provide a total compensation package to our executive officers that we believe:

–	Provides compensation opportunities that are competitive for comparable positions at similar companies, including those with whom we compete for talent;
–	Reflects the level of accountability, business impact, and future potential of each executive officer;
–	Aligns the interests of our executive officers with those of our stockholders by linking their compensation to the achievement of the Company’s short- and longer-term business strategies and objectives;
–	Reinforces ethical business practices;
–	Increases the proportion of variable compensation as an executive officer’s level of responsibility increases;
–	Discourages excessive or unnecessary risks; and
–	Motivates team behavior to achieve superior cross-organizational results.

We focus on maintaining total compensation levels that we believe will be perceived by our executive officers and stockholders as fair and equitable. We rely on the following principles to guide our executive compensation decisions:

–	Focus on Total Compensation Opportunity

Compensation decisions are based on the overall compensation opportunity, which includes base salary, short-term cash incentive compensation, equity incentive compensation, and benefits.

–	Pay Competitively

We target the total compensation opportunity to be in line with executives who hold comparable positions at public companies of similar size and in similar industries.

–	Reward Results

A significant portion of the total compensation opportunity is variable and performance-based, subject to increase when results exceed corporate targets and decrease when results fall below target. No payout is made if results do not achieve threshold levels of performance.

–	Our short-term incentive plan rewards annual financial performance results.
–	Our long-term incentive awards include stock options which we consider to be performance-based compensation because they have intrinsic value only when the Company’s share price increases, and performance shares which may be earned for achievement of stretch goals in support of the Company’s long-term strategic goals.
–	No Executive Only Perquisites

Other than an annual physical examination that gives our executives the opportunity to complete all of their annual doctors’ appointments in one visit, the benefits package offered to our executive officers is the same as the benefits package provided to all full-time employees.

All of our named executive officers are compensated under the same policies, which are reviewed regularly by the management development and compensation committee to assure they are aligned with our overall compensation objectives and principles.

Executive Compensation Program

Elements, Mechanics and Timing

Our management development and compensation committee determines executive compensation by utilizing input from our president and CEO, vice president of human resources, and an independent compensation advisor from Pearl Meyer & Partners LLP (“Pearl Meyer”). Pearl Meyer has been engaged by our management development and compensation committee and provides no other services to the Company. The individual compensation consultant from Pearl Meyer who advises the committee has no prior relationship with any of our named executive officers.

In order to make executive compensation determinations, the committee considers a variety of topics and reviews materials that are provided either by the Company, Pearl Meyer or other industry sources. The following chart shows the compensation topics considered by the committee and when they discuss, review and approve each topic, as applicable:

Latin Lowercase “a” with Ring Set in the Neue Haas Unica™ Typeface

	Second Quarter	Third Quarter	Fourth Quarter	First Quarter of Next Fiscal Year
Compensation Philosophy and Performance
Compensation Philosophy	Review
Performance, including of our president and CEO			Discuss
External Compensation Perspectives
Peer Group Selection	Review & Approve
Marketplace Trends	Review
Competitive Market Analysis		Discuss
Regulatory Requirements and Implications	Review	Review	Review	Review
Compensation Program Design and Approval
Company Created Tally Sheets	Review
Annual Total Compensation Plan Design		Discuss	Review	Approve
Cash Compensation Recommendations		Discuss	Review	Approve
Annual Compensation Plan Language and Company Performance Targets			Review	Approve
Equity Budget	Review	Review	Review	Approve
Possible Awards under the Annual Incentive Compensation Plan			Review	Approve

The committee oversees the development of our executive compensation plans and policies, including our Executive Incentive Bonus Plan (the “Incentive Plan”) which was adopted by the Board in February 2014, equity award plan, profit sharing plan, and our Second Amended and Restated 2007 Stock Option and Incentive Plan (the “2007 Option Plan”) and reviews and approves the cash and equity compensation of our named executive officers. The chart below summarizes the three main elements of our executive compensation programs, including why the element is part of our compensation program, when the element is approved, and the mechanics of each program element, and who determines the level of compensation provided for each element.

	Base Salary	Cash Incentive Compensation	Equity Incentive Compensation
Why Provide this Element	Compensation to attract and retain executive talent.	Reward for achievement of the Company’s short-term financial and operational results.

Align executive officer’s interests with stockholders to reward for value growth. Focuses efforts and decision making on sustained long-term performance and retains talent based on vesting schedule and realizable value.

When Determined	Annually, at the beginning of the fiscal year.	Annually, after the review by our Board of our audited financial statements for the prior year, and consideration of the individual’s prior year performance results.

Generally granted annually following the filing of our Annual Report on Form 10-K for the prior fiscal year, however, the committee has discretion to make equity awards at any time. Equity grants may also be made following the hire or the promotion of an executive officer.

Program Mechanics

Determined with consideration of job responsibilities, performance results, prior experience, anticipated impact on our success demonstrated leadership and individual performance results against stated objectives. Mid-year adjustments may be made to reward a promotion, substantial increase in responsibilities, or if a market adjustment is required for fair pay or retention.

Under the Incentive Plan, corporate performance goals, a determination of eligible participants, and individual targets are established annually. No payout is made unless the Company achieves at least 90% of one or more of the pre-established corporate performance goals. Under the Incentive Plan, the management development and compensation committee cannot establish a maximum cash incentive compensation amount for any participant that is greater than two times their base salary. In addition, once the targets are established, the committee does not have discretion to increase a payout under the Incentive Plan for any participant.

Awards are defined by our 2007 Option Plan and made under our equity award grant policy. Awards are granted from an annual pool that is established based on internal dilution guidelines, management recommendations, benchmarking to industry and peer group data, and an analysis of overhang and dilution compared to our peer group. Individual awards take into account peer group award levels, current and anticipated future individual performance, impact in future years, and retention value of current holdings. Grants are made at fair market value and calculated based on the closing market price on the grant date. Vesting terms for restricted stock and options, generally 25% after the first year and quarterly thereafter, can vary based on the intention of the committee in granting the award and the award type. Performance shares (RSUs) only vest upon achievement of pre-determined performance targets.

Who Determines	The management development and compensation committee. The president and CEO provides input on all executive officers except himself.	The management development and compensation committee and the Board. The president and CEO provides input on all executive officers except himself.	The management development and compensation committee. The president and CEO provides input on all executive officer’s other than himself.

Above and beyond the compensation elements listed in the chart, we also offer the following benefits to all employees, including our named executive officers:

–	Discretionary 401(k) matching program;
–	401(k) profit sharing contribution;
–	Life and disability insurance;
–	Travel and accident insurance;
–	Optional health, dental and vision (which requires cost sharing);
–	Supplemental life insurance coverage, which is fully paid by any employee electing this benefit; and
–	Tuition reimbursement program.

We offer only one perquisite to our named executive officers which is not available to our entire employee base, a comprehensive, Company-paid yearly physical examination. Although the Company’s medical plan already provides for annual physicals, the comprehensive examination provides the convenience of doing all of the tests in one location on a single day, which helps encourage our named executive officers to conveniently take the time necessary to maintain their health and wellness.

Benchmarking and Peer Group

In order to make compensation decisions, the committee benchmarks total compensation and each individual compensation element to determine whether our compensation is competitive. This is accomplished by comparing the levels of executive compensation and the financial performance of the Company against an approved peer group of companies. The peer group is selected with guidance from Pearl Meyer and approved by the committee based on the following criteria:

–	Actively traded public companies in the United States with revenue and market capitalization comparable to the Company’s, with exceptions allowed for industry leaders or direct competitors who are outside the revenue and market capitalization range;
–	Companies in the digital media, technology, and software industries with similar products and services; and
–	Companies that generally overlap with our geographic labor market for talent, which we define as the metropolitan Boston area.

In 2014, we benchmarked total compensation to the peer group listed herein, with revenue generally ranging from $75 million to $460 million, or 1/2 to 2.5 times our annual revenue and a market capitalization generally ranging from $450 million to $2.8 billion, or 1/2 to 2.5 times our market capitalization. The management development and compensation committee determined that it was appropriate to widen the market capitalization and revenue ranges used to determine our 2014 peer group companies from the ranges used in 2013 as the wider ranges were more reflective of the Company’s revenue performance, including revenue growth, and current market capitalization. This led to the removal of six peer group companies from the 2013 peer group and the addition of eight new peer group companies in 2014. Accordingly, our peer group of companies for benchmarking purposes in 2014 was as follows:

–	Bottomline Technologies Inc.
–	Broadsoft Inc.
–	comScore, Inc.
–	Constant Contact Inc.
–	Demandware Inc.
–	Ebix, Inc.
–	Interactive Intelligence Group, Inc.
–	LogMeIn, Inc.
–	Netscout Systems, Inc.
–	Open Table, Inc.
–	PROS Holdings, Inc.
–	Qualsys, Inc.
–	Rocket Fuel Inc.
–	Shutterstock, Inc.
–	Stamps.com, Inc.
–	Synchronoss Technologies, Inc.
–	Tangoe, Inc.

In making compensation decisions for 2014, the committee compared our performance to that of our peer group based on the most recent trailing four quarters of data available. Metrics used for comparison were one-year revenue growth, long-term EBITDA margin, and overall percentage of international revenue. Long-term adjusted EBITDA margin excludes stock based compensation expense and one-time items. The results of this comparison are provided below:

Metric	Company’s Percentile within the Peer Group
Revenue Growth	10%

Long-term Adjusted EBITDA Margin	98%

Percentage of International Revenue	88%

Based on the evaluation of our performance against our peer group, including a detailed analysis and a comparison of our revenue growth, long-term adjusted EBITDA margins, and the percentage of revenue coming from outside of the United States to that of our peer group companies, the committee determined that the 50th percentile was the appropriate benchmark for cash compensation. In determining the compensation targets for individual named executive officers, the committee also considered recommendations from our president and CEO and vice president of human resources, based on:

–	A review of the individual’s previous year performance, leadership role and performance objectives for the upcoming year;
–	Market information provided by Pearl Meyer including data relating to our peer group and other relevant publicly available compensation surveys; and
–	The views of our president and CEO and vice president of human resources on our total compensation program’s ability to attract, retain and motivate the level of performance necessary to achieve the Company’s goals.

How We Weight the Elements

of Executive Compensation

We determine the appropriate allocation between annual cash and equity incentive compensation with a goal of weighting the allocation toward variable compensation based on corporate financial goals and individual performance. Financial goals are established so that target attainment is not assured and payment for performance at or above target levels will require the individuals to perform at a high level, devote significant effort to the business, and produce significant results. Individual performance objectives are developed to support achievement of our annual corporate goals in order to ensure that the individual’s priorities, focus and efforts support the success of our strategic initiatives and drive achievement of our business objectives and financial goals.

The management development and compensation committee considers total compensation (cash and equity) when evaluating competitive data provided by Pearl Meyer and tally sheets prepared by our human resources department that include information on each executive officer’s current and past compensation. Based on this review, the committee can decide to adjust one or more elements of an executive officer’s compensation. Certain compensation decisions may specifically impact other elements of compensation. For example, because potential annual cash incentive payouts are based on the individual’s base salary, increases in base salary also increase the amount of the potential cash incentive payout, understanding that the mix and the total compensation opportunity can be impacted by discretionary factors such as individual performance and equity considerations.

We have not implemented a specific policy for determining the allocation between cash and non-cash compensation, however in designing the total compensation structure, the committee assures that compensation remains aligned with the market. Historically the committee has allocated a greater percentage of total compensation to equity, or long-term compensation. We believe equity awards are an important component of our total compensation structure in order to provide appropriate competitive total compensation, motivate and retain our executive officers and align management and stockholder interests.

Risk Mitigation in our

Executive Compensation Programs

Payments under our Incentive Plan are based on pre-determined, annual corporate performance goals which are equally weighted to mitigate the risk of decisions driven by the impact to one metric at the expense of the other. Individual performance objectives are also established for each executive officer. No payout is made under the Incentive Plan unless the Company achieves at least 90% of one of the pre-determined corporate performance goals that have been approved by our Board. The Incentive Plan contains a claw back provision in the event there is a subsequent change in our audited financial statements that impacts whether a financial corporate performance goal was satisfied. In the event of a claw back, a named executive officer would be required to repay any amount that was paid based solely on the satisfaction of any target that was no longer satisfied based on the change in our audited financials. The audit committee makes the determination as to whether a repayment shall be made, however the management development and compensation committee has discretion in determining any amounts to be repaid.

We generally weight our compensation elements toward longer-term elements such as equity awards, including performance based awards that align with stockholder interests. In furtherance of this goal we use grants of restricted stock units (RSUs), referred to as performance shares, which are tied to difficult to achieve, pre-determined financial or corporate targets that must be attained in order for vesting to occur, and grants of non-qualified stock options because our stock price must rise in order for there to be any value realized by the recipient. We believe weighting toward long-term compensation effectively aligns the interests of our named executive officers and stockholders. Our president and CEO is subject to equity ownership guidelines which require him to hold shares of a combination of shares of our Common Stock, vested stock options and unvested shares of restricted stock, with an aggregate value of three times his base salary during a fiscal year, which further reinforces this alignment.

We believe that these compensation practices encourage longevity and stability in our management team and discourage individuals from making strategic or tactical decisions based on immediate personal gain, thus reducing the overall risk in our business activities.

Shareholder Outreach

In 2014, 96.9% of votes cast by our stockholders were in favor of our executive compensation program. We believe it is important to maintain on-going conversations with our stockholders to discuss our executive compensation programs including our cash compensation and equity award granting philosophies, dilution and general corporate governance practices. During 2014, our management team reached out to our largest stockholders and provided them with a forum to discuss the state of our business and ask questions about, and provide feedback on, our executive compensation programs and corporate governance practices. The Company’s management intends to continually engage our stockholders in these conversations.

Further, our management development and compensation committee invites our stockholders to communicate directly with its members to inquire about, or provide their opinions about the Company’s executive compensation philosophies and programs. Any communications should be mailed to:

Monotype Imaging Holdings Inc.

Attention: Chair, Management Development

and Compensation Committee

600 Unicorn Park Drive

Woburn, Massachusetts 01801.

A member of the committee will respond to all communications as quickly as possible.

28

2014 Executive Compensation Payments

Base Salary

When determining base salary increases for 2014, the management development and compensation committee considered the variance in base salary of named executive officers when compared to the 50th percentile of our peer group as well as the financial performance of the Company, the overall performance and effectiveness of each named executive officer and any significant change in their scope and responsibilities since his or her last base salary increase.

Based on this analysis, the committee awarded base salary increases to each named executive officer of 3%, which was in line with the target increase percentage of our total employee population, and was effective as of January 1, 2014. Even with a 3% increase, the base salary of our president and CEO continues to fall below the 50th percentile of our peer group. Salary increases and the resulting 2014 base salary for each of our named executive officers were as follows:

	2013 Base Salary	Percentage Base Salary Increase	2014 Base Salary
Douglas J. Shaw, President and Chief Executive Officer	$403,650	3%	$415,760
Scott E. Landers, Senior Vice President,	$308,550	3%	$317,807
Chief Financial Officer, Assistant Secretary, and Treasurer (1)
John L. Seguin, Executive Vice President	$326,351	3%	$336,142
Steven R. Martin, Senior Vice President, Engineering	$271,253	3%	$279,391
Janet M. Dunlap, Vice President, General Counsel, and Secretary	$268,544	3%	$276,600

(1)	On March 8, 2015, Mr. Landers was appointed as the Company’s Chief Operating Officer, Chief Financial Officer, Assistant Secretary, and Treasurer. The title noted above, and throughout this Compensation Discussion and Analysis, was his title throughout 2014.

Cash Incentive Compensation

In February 2014, our management development and compensation committee set annual corporate performance goals (the “Corporate Performance Goals”) and established the participants in, and individual targets under, the Incentive Plan. In 2014, the Corporate Performance Goals were a full year revenue goal of $186.4 million and a full year non-GAAP net adjusted EBITDA goal of $75.0 million. Individual minimum, target and maximum cash incentive compensation amounts for all participants in the Incentive Plan were set as a percentage of annual base salary, with no payment made unless the Company achieved at least 90% of the 2014 revenue or net adjusted EBITDA goal, as follows:

–	President and CEO

Minimum 38%, Target 100%, Maximum 150%;

– Executive vice president

Minimum 21%, Target 55%, Maximum 83%;

– Senior vice presidents including our CFO

Minimum 19%, Target 50%, Maximum 75%; and

–	All other officers

Minimum 15%, Target 40%, Maximum 60%.

Under the Incentive Plan, the committee cannot establish a maximum cash incentive compensation amount for any participant that is greater than two times such participant’s base salary. In addition, once the targets are established, the committee does not have discretion to increase a payout under the Incentive Plan for any participant.

In February 2015, the committee determined that each named executive officer had substantially achieved their performance objectives for fiscal year 2014, which were as follows:

–	President and Chief Executive Officer

Drive achievement of the Company-wide revenue and net adjusted EBITDA targets and major corporate initiatives; develop long-term strategies to drive increase in market share, foster entry into new markets and complete acquisitions that forward corporate strategies; add 3 major new stockholders; drive customer intimacy program including customer visits; focus on succession planning; and define on-going market strategies and ensure alignment with key customer needs.

–	Senior Vice President, Chief Financial Officer, Assistant Secretary, and Treasurer

Drive achievement of the Company-wide revenue and net adjusted EBITDA targets; drive achievement of business unit customer acquisition and sales targets; increase shareholder base and analyst coverage; conduct analyst event; implement new ERP system; drive customer intimacy program including customer visits; complete and deliver financial metrics reports; and actively participate in M&A strategy.

–	Executive Vice President

Drive achievement of the Company-wide revenue and net adjusted EBITDA targets; drive achievement of business unit customer acquisition and sales targets; drive expansion of revenues in certain target end user markets; and drive achievement of key metrics for key initiatives.

–	Senior Vice President, Engineering

Drive achievement of the Company-wide revenue and net adjusted EBITDA targets; create core development teams in India for various projects; optimize product delivery for new device categories and emerging markets; deliver key products on time and to specification; drive refinement of open source strategy; create long-term staffing plan for the India-based engineering team; and reduce outside development costs.

–	Vice President, General Counsel, and Secretary

Drive achievement of the Company-wide revenue and net adjusted EBITDA targets; revise, deploy and monitor enterprise risk program; expand web font IP enforcement efforts; update key corporate policies and ensure employee training on such policies; drive contracts automation process implementation; and conduct due diligence and drive completion of corporate M&A efforts.

29	Devanagari Letter “Ohm” Set in the Monotype® Devanagari Typeface

Further, in February 2015, our Board determined that, subject to the receipt of audited financial statements for fiscal year 2014, we had reached 99% of our full year revenue target of $186.4 million, or $184.5 million and 99% of our full year non-GAAP net adjusted EBITDA target of $75.0 million, or $74.4 million. Based on the percentage achievement of the

Corporate Performance Goals for 2014 and the achievement of each named executive officer’s individual performance objectives described herein, payments of annual cash incentive compensation under the Incentive Plan were made at less than target to each named executive officer, as listed below:

	Percentage of Base Compensation at Target	2014 Annual Cash Incentive Payment at Target	Percentage of Payout to Base Salary	2014 Annual Cash Incentive Payment
Douglas J. Shaw, President and Chief Executive Officer	100%	$415,760	94.6%	$393,309
Scott E. Landers, Senior Vice President,	50%	$158,904	47.3%	$150,323
Chief Financial Officer, Assistant Secretary, and Treasurer
John L. Seguin, Executive Vice President	55%	$184,878	52.0%	$174,895
Steven R. Martin, Senior Vice President, Engineering	50%	$139,696	47.3%	$132,152
Janet M. Dunlap, Vice President, General Counsel, and Secretary	40%	$110,640	37.8%	$104,665

Equity Awards

We generally grant equity awards during the first quarter of the fiscal year. In determining the mix of equity awards to be granted in 2014, our management development and compensation committee reviewed our internal dilution guidelines, management equity award recommendations, and our 2014 benchmarking to industry and peer group data, which included an analysis of overhang and dilution compared to our peer group. After such review the committee determined that a mix of one-third non-qualified stock options, one-third restricted stock and one-third performance shares (RSUs) as equity grants to our named executive officers was appropriate for 2014. On February 25, 2014, the committee approved the equity awards listed below to our named executive officers, which were issued on March 14, 2014. Except for the restricted stock grants footnoted in the chart below, stock options and restricted stock granted in 2014 each vest twenty-five percent on the first anniversary of the grant date, with the remainder of the award vesting in equal quarterly installments over the following three years. The stock options have an exercise price of $30.44, which was the closing market price on the NASDAQ Global Select Market for a share of our Common Stock on that date.

Vesting of performance shares granted in 2014 is tied to the achievement of corporate annual targets over a three-year period, with one target being applicable to each fiscal year covered. Achievement of a fiscal year’s corporate annual target provides the opportunity for one third of the total award to vest. If the corporate annual target is not achieved in any fiscal year, the shares that were eligible to vest upon the achievement of such year’s corporate annual target will vest if later year targets are achieved. Vesting may accelerate if later year corporate annual targets are achieved early. If, at the end of the three year period, none of the annual corporate targets are achieved, the entire grant is forfeited. Equity grants made to our named executive officers in 2014 are as follows:

	Performance Shares (RSUs)	Non-Qualified Stock Options	Restricted Stock
Douglas J. Shaw, President and Chief Executive Officer	41,000	41,000	41,000
Scott E. Landers, Senior Vice President, Chief Financial Officer,	15,000	15,000	33,000
Assistant Secretary, and Treasurer (1)
John L. Seguin, Executive Vice President	15,000	15,000	15,000
Steven R. Martin, Senior Vice President, Engineering (2)	15,000	15,000	33,000
Janet M. Dunlap, Vice President, General Counsel, and Secretary (3)	9,000	9,000	27,000

(2)	Mr. Landers received two separate awards of restricted stock. The first restricted stock award representing 15,000 shares vests on the schedule noted above. The second restricted stock award representing 18,000 shares was a retention award that vests 50% on the third anniversary of the grant date and 50% on the fourth anniversary of the grant date.
(3)	Mr. Martin received two separate awards of restricted stock. The first restricted stock award representing 15,000 shares vests on the schedule noted above. The second restricted stock award representing 18,000 shares was a retention award that vests 50% on the third anniversary of the grant date and 50% on the fourth anniversary of the grant date.
(4)	Ms. Dunlap received two separate awards of restricted stock. The first restricted stock award representing 9,000 shares vests on the schedule noted above. The second restricted stock award representing 18,000 shares was a retention award that vests 50% on the third anniversary of the grant date and 50% on the fourth anniversary of the grant date.

On February 23, 2015, our management development and compensation committee determined that the annual corporate target for fiscal 2014 of $78.0 million of creative professional revenue, which was tied to the vesting of the first third of the performance shares granted on March 14, 2014 to each named executive officer was not achieved.

Accordingly, the performance shares that were eligible to vest for each named executive officer on March 14, 2015 currently remain unvested, however these shares are eligible to vest if either the second year target or the third year target is achieved at a later date.

Management Stock Ownership Guidelines

Our president and CEO is subject to equity ownership guidelines that, beginning on the fourth anniversary of the later of the adoption of the guidelines or the first date he was employed as the Company’s president and CEO, require him to hold a combination of shares of our Common Stock, vested stock options and unvested shares of restricted stock with an aggregate value of three times his base salary on the measurement date. The measurement date is defined as the close of business on December 31 at the Company’s principal place of business. As of December 31, 2014, our president and CEO satisfied these ownership requirements.

Tax and Accounting Considerations

We have considered the provisions of Section 162(m) of the Code and related treasury regulations that restrict deductibility of compensation paid to our named executive officers holding office at the end of any calendar year to the extent such compensation exceeds $1,000,000 in any year and does not qualify for an exception under the statute or regulations. The management development and compensation committee endeavors to take into consideration deductibility of compensation under Section 162(m) of the Code to the extent practicable while maintaining a competitive, performance-based compensation program, however, tax consequences, including tax deductibility, are subject to many factors which are beyond the control of the Company and the committee. The committee believes that it is important to retain maximum flexibility in designing executive compensation programs that meet stated business objectives. For these reasons, the committee, while considering tax deductibility as a factor in determining executive compensation, will not limit such compensation to those levels or types that will be deductible. The committee considers alternative forms of compensation consistent with its compensation goals which preserve deductibility, as appropriate.

Compensation Committee Report

No portion of this Compensation Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

The management development and compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on its review of, and the discussions with management with respect to the Compensation Discussion and Analysis, the management development and compensation committee recommended to the board of directors and the board of directors has agreed that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the management development

and compensation committee,

Pamela F. Lenehan, Chair

Gay W. Gaddis

Roger J. Heinen, Jr.

Timothy B. Yeaton

31	Cyrillic Letter Zhe Set in the Joanna® Sans Typeface

Summary Compensation Table

Fiscal Years 2012, 2013 and 2014

The table below lists the compensation provided to our named executive officers for the fiscal years ended December 31 in 2012, 2013 and 2014.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total
Douglas J. Shaw	2014	$415,760	—	$2,496,080	$465,973	$393,309	$22,005	$3,793,127
Chief Executive Officer,	2013	$403,650	—	$615,440	$921,392	$418,585	$28,626	$2,387,693
President and Director	2012	$390,000	—	$384,440	$648,873	$341,250	$25,694	$1,790,257
Scott E. Landers,	2014	$317,807	—	$1,461,120	$170,478	$150,323	$22,172	$2,121,900
Senior Vice President,	2013	$308,550	—	$219,800	$325,197	$160,137	$23,129	$1,036,813
Chief Financial Officer,	2012	$298,116	—	$137,300	$229,014	$167,839	$24,872	$857,141
Assistant Secretary, and Treasurer
John L. Seguin	2014	$336,142	—	$913,200	$170,478	$174,895	$18,877	$1,613,592
Executive Vice President	2013	$326,351	$1,000	$241,780	$357,717	$186,346	$24,206	$1,137,400
	2012	$315,315	$500	$151,030	$251,915	$197,072	$25,727	$941,559
Steven R. Martin	2014	$279,391	$500	$1,461,120	$170,478	$132,152	$18,250	$2,061,891
Senior Vice President,	2013	$271,253	$1,500	$197,820	$292,677	$140,780	$79,922	$983,952
Engineering	2012	$251,520	—	$109,840	$167,944	$131,040	$22,920	$683,264
Janet M. Dunlap	2014	$276,600	$16,335	$1,095,840	$102,287	$104,665	$19,699	$1,615,426
Vice President, General	2013	$268,544	—	$131,880	$195,118	$111,446	$17,669	$724,657
Counsel, and Secretary	2012	$259,463	—	$82,380	$137,408	$129,731	$24,317	$633,299

(1)	In 2012 and 2013 for Mr. Seguin and in 2013 and 2014 for Mr. Martin, bonus amounts are as earned under the Company’s patent bonus program. In 2014, Ms. Dunlap was awarded a discretionary performance bonus.
(2)	The amounts reported in the “Stock Awards” column of the table above reflect the fair value on the grant date of the stock award granted during the associated year. In 2014, this included the fair and full value of the entire grant of restricted stock units awarded to each named executive officer in 2014.
(3)	The amounts reported in the “Option Awards” column of the table above reflect the fair value on the grant date of the stock award granted during the associated year. These values have been determined under GAAP in accordance with ASC 718 used to calculate the value of equity awards for purposes of the Company’s financial statements. Options to purchase shares of Common Stock were granted at fair market value on the date of grant, in accordance with ASC 718. See our Form 10-K for the year ended December 31, 2014 for an explanation of the determination of fair value.

(4)	All non-equity incentive plan compensation was made pursuant to awards under the executive cash compensation plan for the applicable year. All non-equity, or cash awards under our Incentive Plan were both awarded and/or earned in 2014.
(5)	The “All Other Compensation” column includes the following:

Name	Year	401(k) or Retirement Matching Program	Life Insurance Policy Premium	Accidental Death and Dismemberment Policy Premium	Dividends Received on Unvested Restricted Stock (1)	Other (2)(3)
Douglas J. Shaw	2014	$15,600	$540	$90	$5,775	—
Scott E. Landers	2014	$15,600	$540	$90	$2,063	$3,879
John L. Seguin	2014	$15,600	$540	$90	$2,273	$374
Steven R. Martin	2014	$15,600	$540	$90	$1,646	$374
Janet M. Dunlap	2014	$15,600	$540	$90	$1,234	$2,235

(1)	Represents dividends received on unvested restricted stock awarded where the impact of the dividend was not calculated into the fair market value of the grant.
(2)	For Mr. Landers and Ms. Dunlap, represents the cost associated with Company-paid executive officer physicals.
(3)	Our employees have the option to elect to receive their long-term disability benefit as taxable earnings during the fiscal year. This benefit is deducted from the employee’s base salary at the end of the year. In fiscal 2014, Messrs. Seguin and Martin elected to receive this benefit as taxable income.

Grants of Plan-Based Awards

2014

The threshold, target, and maximum pay outs under the Incentive Plan listed below were approved by our management development and compensation committee on February 24, 2014. Actual payment amounts under these awards were approved on February 24, 2015. Grants of equity awards listed below were approved by our management development and compensation committee on February 24, 2014, granted on March 14, 2014, and have an exercise price equal to the closing market price of a share of the Company’s Common Stock according to the NASDAQ Global Select Market on that date.

		Grant Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(5)	All Other Stock Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
			Threshold	Target	Maximum
Name	Grant Date		($)(2)	($)(3)	($)(4)
Douglas J.			155,910	415,760	623,639
Shaw	3/14/2014	2/24/2014				41,000			1,248,040
	3/14/2014	2/24/2014				41,000 (7)			1,248,040
	3/14/2014	2/24/2014					41,000	30.44	465,973
Scott E.			59,589	158,903	238,355
Landers	3/14/2014	2/24/2014				15,000			456,600
	3/14/2014	2/24/2014				15,000 (7)			456,600
	3/14/2014	2/24/2014				18,000			547,920
	3/14/2014	2/24/2014					15,000	30.44	170,478
John L.			69,329	184,878	277,317
Seguin	3/14/2014	2/24/2014				15,000			456,600
	3/14/2014	2/24/2014				15,000 (7)			456,600
	3/14/2014	2/24/2014					15,000	30.44	170,478
Steven R.			52,386	139,695	209,543
Martin	3/14/2014	2/24/2014				15,000			456,600
	3/14/2014	2/24/2014				15,000 (7)			456,600
	3/14/2014	2/24/2014				18,000			547,920
	3/14/2014	2/24/2014					15,000	30.44	170,478
Janet M.			41,490	110,640	165,960
Dunlap	3/14/2014	2/24/2014				9,000			273,960
	3/14/2014	2/24/2014				9,000 (7)			273,960
	3/14/2014	2/24/2014				18,000			547,920
							9,000	30.44	102,287

(1)	The actual amounts paid under the Incentive Plan in 2014 to Messrs. Shaw, Landers, Seguin, Martin and Ms. Dunlap were $393,309, $150,323, $174,895, $132,152 and $104,665, respectively. The actual amounts paid expressed as a percentage of base salary were 94.6% for Mr. Shaw, 47.3% for Mr. Landers, 52.0% Mr. Seguin, 47.3% for Mr. Martin, and 37.8% for Ms. Dunlap.
(2)	The threshold cash incentive compensation under our Incentive Plan for 2014 expressed as a percentage of base salary was 38% for Mr. Shaw, 19% for Mr. Landers, and Mr. Martin, 21% for Mr. Seguin, and 15% for Ms. Dunlap.
(3)	The target cash incentive compensation under our Incentive Plan for 2014 expressed as a percentage of base salary was 100% for Mr. Shaw, 50% for Mr. Landers and Mr. Martin, 55% Mr. Seguin, and 40% for Ms. Dunlap.
(4)	The maximum cash incentive compensation under our Incentive Plan for 2014 expressed as a percentage of base salary was 150% for Mr. Shaw, 75% for Mr. Landers and Mr. Martin, 83% for Mr. Seguin, and 60% for Ms. Dunlap.
(5)	All grants were made under our 2007 Option Plan.
(6)	This column reflects (i) the share-based compensation expense we recognized for financial reporting purposes for awards of non-qualified stock options, which exclude the impact of estimated forfeitures related to service-based vesting conditions, includes the impact of dividends paid, and are based on a Black Scholes amount of $11.3652, (ii) the full value of each grant of restricted stock, and (iii) the fair and full value of the total grant of performance shares (RSUs). The full value of the probable outcome at grant date for the performance shares (RSUs) is set forth in the chart, as the probable outcome for each grant was 100% on the date of grant.
(7)	Represents a grant of performance shares (RSUs). The restricted stock unit grant provides for one-third of the total grant to vest per year over three years if the Company achieves pre-determined performance targets in each of the three fiscal years. If a target is not hit for one fiscal year, shares that were eligible to vest in such year are available to vest in future years if future performance targets are achieved.

Discussion of Compensation and Grants of Plan-Based Awards

All of our named executive officers have employment agreements with us that provide benefits upon the termination of employment, however, these agreements do not include guaranteed compensation amounts that are payable in the ordinary course. No adjustments were made to any plan-based awards that were made to our named executive officers in 2014.

Outstanding Equity Awards at Fiscal Year End

2014

The following table provides information regarding equity grants made to our named executive officers as of December 31,2014.

	Option Awards (1)(7)				Stock Awards (7)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Number of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Douglas J.	85,000	0	15.11	3/31/2018	1,750	50,453	41,000	1,182,030
Shaw	79,687	5,313	13.11	3/8/2021	8,750	252,263
	58,437	26,563	13.73	3/6/2022	15,750	454,073
	37,187	47,813	21.98	3/6/2023	41,000	1,182,030
	0	41,000	30.44	3/14/2024
Scott E.	18,125	1,875	13.11	3/8/2021	625	18,019	15,000	432,450
Landers	20,625	9,375	13.73	3/6/2022	3,125	90,094
	13,125	16,875	21.98	3/6/2023	5,625	162,169
	0	15,000	30.44	3/14/2024	15,000	432,450
					18,000 (6)	518,940
John L.	2	0	6.43	9/30/2016	688	19,835	15,000	432,450
Seguin	5	0	15.11	3/31/2018	3,438	99,118
	4	0	3.63	3/18/2019 (5)	6,188	178,400
	12	0	3.63	3/18/2019	15,000	432,450
	1,571	0	9.26	3/10/2020
	3,095	2,063	13.11	3/8/2021
	2,753	10,313	13.73	3/6/2022
	11,344	18,563	21.98	3/6/2023
	0	15,000	30.44	3/14/2024
Steven R.	25,000	0	15.11	3/31/2018	500	14,415	15,000	432,450
Martin	8,452	0	3.63	3/18/2019	2,500	72,075
	15,000	0	9.26	3/10/2020	5,063	145,966
	20,265	1,375	13.11	3/8/2021	15,000	432,450
	15,125	6,875	13.73	3/6/2022	18,000 (6)	518,940
	11,812	15,188	21.98	3/6/2023
	0	15,000	30.44	3/14/2024
Janet M.	13,500	0	15.11	3/31/2018	375	10,811	9,000	259,470
Dunlap	1,775	1,125	13.11	3/8/2021	1,875	54,056
	12,375	5,625	13.73	3/6/2022	3,375	97,301
	7,875	10,125	21.98	3/6/2023	9,000	259,470
	0	9,000	30.44	3/14/2024	18000 (6)	518,940

(1)	With the exception of the stock options noted in footnote 5, under the terms of the individual stock option agreements, 25% of the shares vest on the first anniversary of the grant date and the remaining shares vest quarterly over the following three years.
(2)	With the exception of the restricted stock awards in footnote 6, under the terms of the restricted stock award agreements, 25% of the shares vest on the first anniversary of the grant date and the remaining shares vest quarterly over the following three years.
(3)	Market value is calculated based on the closing price of our Common Stock on the NASDAQ Global Select Market on December 31, 2014, or $28.83 per share. These shares are subject to the terms of the related restricted stock award agreements.
(4)	Market value is calculated based on the closing price of our Common Stock on the NASDAQ Global Select Market on December 31, 2014, or $28.83 per share, represents the fair and full value of the total grant of restricted stock units on the grant date and assumes vesting of the total grant. The fair and full value of the probable outcome at grant date is set forth in the chart, as the probable outcome for each grant was 100% on the date of grant. The restricted stock unit grant provides for one-third of the total grant to vest per year over three years if the Company achieves pre-determined performance targets in each of the three fiscal years. If a target is not hit for one fiscal year, shares that were eligible to vest in such year are available to vest in future years if future performance targets are achieved.

(5)	Under the terms of the related stock option agreements, 50% of the shares vest on the first anniversary of the grant date and the remaining shares vest on the second anniversary of the grant date.
(6)	Under the terms of the related restricted stock award agreement, 50% of the shares vest on the third anniversary of the grant date and 50% of the shares vest on the fourth anniversary of the grant date.
(7)	All grants of all awards were made under our 2007 Option Plan.

Option Exercises and Stock Vested

2014

The following table sets forth certain information regarding the number of shares of restricted stock issued under the 2007 Option Plan that vested in 2014, option awards exercised in 2014, and the corresponding amounts realized by the named executive officers.

	Option Awards		Stock Awards

	Number of Shares Acquired	Value Realized Upon Exercise	Number of Shares	Value Realized
Name	on Exercise (#)	($)(1)	Acquired on Vesting (#)	on Vesting ($)(2)
Douglas J. Shaw	155,000	2,543,781	28,000	808,150
Scott E. Landers	46,554	906,006	10,000	288,625
John L. Seguin	34,474	527,932	11,602	319,366
Steven R. Martin	24,000	598,741	8,375	241,851
Janet M. Dunlap	40,075	736,577	5,938	171,304

(1)	The value realized upon the exercise of options was calculated by multiplying the number of shares purchased upon exercise by the difference between the sale price per share at exercise of our Common Stock on the NASDAQ Global Select Market on the date of exercise and the exercise price.
(2)	The value realized upon the vesting of shares of restricted stock was calculated by multiplying the number of shares vested by the closing market price per share on the date of vesting of our Common Stock on the NASDAQ Global Select Market.

Potential Payments upon Termination or Change-in-Control

Employment Agreements

We have employment agreements with all of our named executive officers which provide certain benefits upon the termination of their employment, including in the event of termination due to a change-in-control, as summarized in the chart below:

Termination by the Company without Cause
	Voluntary resignation	Termination by the	or resignation for Good
	without Good Reason	Company for Cause	Reason	Death or Disability
Base Salary	Base salary earned through time of resignation.	Base salary earned through time of termination.	Base salary payments for a maximum period of 12 months.	Base salary earned through time of death or disability.
Non-Equity Incentive Plan	None other than as earned per the terms of the plan.	None other than as earned per the terms of the plan.	Payment that the individual would have been entitled to under the Incentive Plan, pro-rated to the number of days of employment.	Payment that the individual would have been entitled to under the Incentive Plan, pro-rated to the number of days of employment.
Equity Incentive Plan— Stock Options and SARs	Unvested options and Stock Appreciation Rights, or SARs, are forfeited. Vested options or SARs remain exercisable for three months.	Unvested options and SARs are forfeited. Vested options or SARs remain exercisable for three months.	Unvested options and SARs are forfeited. Vested options or SARs remain exercisable for three months.	Unvested options and SARs are forfeited. Vested options or SARs remain exercisable for twelve months.
Equity Incentive Plan— Stock Awards	All unvested shares are cancelled.	All unvested shares are cancelled.	All unvested shares are cancelled.	All unvested shares are cancelled.
Equity Incentive Plan—Restricted Stock Units	All unvested shares are cancelled.	All unvested shares are cancelled.	All unvested shares are cancelled.	All unvested shares are cancelled.
Continuation of Benefits	None.	None.	Continuation of benefits for the duration of the severance period.	None.
Gross-up for Tax Purposes	None.	None.	None.	None.

In the employment agreements, Cause is defined as:

–	Any act of fraud, gross misconduct or harassment that materially and adversely affects us;
–	Any act of dishonesty, deceit or illegality, in any such case, materially and adversely affecting us;
–	Conviction or indictment (if the indictment has a material adverse effect on us) of a felony, or any misdemeanor involving moral turpitude;
–	The commission of an act involving a violation of material procedures or policies of ours;
–	A material and sustained failure to perform the duties and responsibilities assigned or delegated under their respective employment agreement, and such failure continues for thirty days after written notice;
–	Gross negligence or willful misconduct that materially and adversely affects us; or
–	A material breach of any of the confidentiality or non-compete obligations.

Good Reason is defined as:

–	A substantial adverse change in the nature or scope of responsibilities, authorities, powers, functions or duties under the respective employment agreement;
–	A reduction in annual base salary, except for an across-the-board salary reduction similarly affecting all or substantially all management employees;
–	A requirement by us that the executive officer be based anywhere other than a specified distance from Woburn, Massachusetts; or
–	The breach by us of any of our material obligations under the respective employment agreement, after notice and failure to cure such breach within thirty days.

Stock Options, Restricted Stock

and Performance Shares (RSUs)

Upon Termination: Stock option grants, restricted stock units, and restricted stock awards held by a named executive officer that have been granted under our 2004 Stock Option and Incentive Plan (the “2004 Option Plan”) or 2007 Option Plan do not accelerate upon termination of employment by us.

Upon a Change of Control: In the event of a merger, sale or dissolution or similar “sale event,” unless assumed or substituted by the successor entity:

–	Under our 2004 Option Plan all stock options granted to our named executive officers terminate upon the effective time of the sale event following an exercise period. Restricted stock is treated as provided in the relevant award agreement. All options granted under the 2004 Option Plan are fully vested, and no further awards will be made under this plan.
–	Under our 2007 Option Plan all stock options granted to our named executive officers automatically become fully exercisable and all unvested shares of restricted stock become fully vested and non-forfeitable. Awards with conditions and restrictions relating to the attainment of performance goals are subject to the terms of the relevant restricted stock unit award agreements. The 2014 restricted stock unit award agreements provided for the tranche of shares that would have been eligible to vest for the then-current fiscal year if the Company had achieved the pre-determined performance target(s) associated with fiscal year to become fully vested and non-forfeitable.

In addition, upon the effective time of any sale event, the 2007 Option Plan and all awards will terminate unless the parties to the transaction, in their discretion, provide for appropriate substitutions or assumptions of outstanding awards. Any award assumed, continued or substituted vests and becomes exercisable in full on the date on which the named executive officer’s employment or service relationship with us terminates if such termination occurs (i) within 18 months after such sale event, and (ii) the termination is by us or a successor entity without Cause or by the named executive officer for Good Reason. Any definition of Cause or Good Reason contained in either the 2004 Option Plan or the 2007 Option Plan are modified by any definition of Cause or Good Reason contained in a named executive officer’s employment agreement.

Payments upon a Triggering Event

The following table provides information regarding the amounts payable under the employment agreements and plans described above if a termination is by us without

Cause or by the named executive officer for Good Reason, and the termination occurred on December 31, 2014.

		Continuation of Group	Non-Equity Incentive	Equity Incentive
	Base Salary (1)	Health Plan Benefits (2)	Plan Payments (3)	Plan Payments (4)	Total
Douglas J. Shaw	$415,760	$17,673	$415,760	$3,932,989	$4,782,182
Scott E. Landers	$317,807	$17,673	$158,904	$1,916,603	$2,410,986
John L. Seguin	$336,142	$12,264	$184,878	$1,477,568	$2,010,852
Steven R. Martin	$279,391	$17,673	$139,696	$1,845,761	$2,282,520
Janet M. Dunlap	$276,600	–	$110,640	$1,350,702	$1,737,942

(1)	All payments of base salary are payable in accordance with our usual payroll policies, subject to a six-month delay to the extent required by Section 409A of the Code.
(2)	The calculation is based upon the coverage elected during employment. Ms. Dunlap has elected not to receive health plan benefits from the Company.
(3)	Assumes the Company met 100% of our corporate performance goals for 2014 for the Company performance component and that the named executive officer earned their target amount for the personal component under the Incentive Plan. The total target incentive compensation varied by position of the named executive officer and is a percentage of base salary which for 2014 was 100%, 50%, 55%, 50%, and 40%, respectively.
(4)	The next table further describes the equity incentive plan amounts payable upon a change-in-control where the options are assumed or continued and the named executive officer’s employment is terminated by us without Cause or by the named executive officer for Good Reason within 12 months of the change-in-control.

	Number of Shares of Options Vesting due to Change-in-Control (A)	Value of Options Vesting due to Change-in-Control (B)	Number of Shares of Restricted Stock and Restricted Stock Units Vesting due to Change-in- Control (A)(C)	Value of Shares of Restricted Stock and Restricted Stock Units due to Change-in-Control (D)	Total
Douglas J. Shaw	120,689	$812,141	80,917	$2,332,837	$3,144,978
Scott E. Landers	43,125	$286,631	47,375	$1,365,821	$1,652,452
John L. Seguin	45,939	$315,315	30,314	$873,953	$1,189,268
Steven R. Martin	38,438	$229,465	46,063	$1,327,996	$1,557,461
Janet M. Dunlap	25,875	$171,979	35,625	$1,027,069	$1,199,048

(A)	This number represents 100% vesting of options to purchase our Common Stock that were unvested as of December 31, 2014.
(B)	The value of options not vested has been calculated by taking the difference of the option exercise price listed in the table entitled “Outstanding Equity Awards at Fiscal Year-End 2014” and the closing price of a share of our Common Stock on the NASDAQ Global Select Market on December 31, 2014, or $28.83, multiplied by the number of options to purchase our Common Stock vesting upon the change-in-control.
(C)	This number represents 100% vesting of all shares of restricted stock that were unvested as of December 31, 2014, and vesting of the number of shares of restricted stock units that would have been eligible to vest if the Company had met the performance goal tied to the vesting of such tranche of shares.
(D)	The value of restricted stock and restricted stock units vesting has been calculated by taking the closing price of a share of our Common Stock on the NASDAQ Global Select Market on December 31, 2014, or $28.83, multiplied by the number of shares vesting.

All payments and continuation of benefits would be subject to continuing obligations of the named executive officer to cooperate with us to enforce our intellectual property rights, comply with a one-year non-competition agreement and a one-year non-solicitation and non-hire agreement, and execute a general release in a form reasonably satisfactory to us. We have the right to cancel termination benefits upon failure to materially comply with any of these provisions or the confidentiality provisions included in their employment agreement. Upon the death of a named executive officer, their estate is entitled to any benefits due under any life insurance policy we provide our employees.

Latin Letter “R” Set in the Captain Quill™ Typeface
37

Audit

Proposal Three

Ratification of the Appointment of Our

Independent Registered Public Accounting Firm

The audit committee of the Board has appointed Ernst & Young LLP (“Ernst & Young”) as the independent registered public accounting firm to perform the audit of the consolidated financial statements of the Company for the year ending December 31, 2015 and to audit the effectiveness of internal control over financial reporting as of December 31, 2015 pursuant to the Sarbanes-Oxley Act of 2002. During the first quarter of 2015, Ernst & Young examined the consolidated financial statements of the Company included in our Annual Report on Form 10-K for the year ended December 31, 2014.

Although stockholder approval of this appointment is not required by law or binding on the audit committee, the audit committee believes that stockholders should be given the opportunity to express their views. If the stockholders do not ratify the appointment of Ernst & Young, the audit committee will consider this vote in determining whether or not to continue the engagement of Ernst & Young. It is expected that a representative of Ernst & Young will attend the Annual Meeting, with the opportunity to make a statement if they so desire, and a representative of Ernst & Young will be available to answer appropriate questions.

Proxies will be voted FOR this Proposal Three unless contrary instructions are set forth on the enclosed proxy card.	The Board of Directors recommends that stockholders vote FOR the ratification of the appointment of Ernst & Young.

Quick Facts About: Our Audit Services and Our Independent Registered Public Accounting Firm	–	Ernst & Young’s long tenure with the Company has led to their deep understanding of our business.
	–	All auditing services and non-audit related fees are pre-approved by our audit committee.
	–	Our audit committee chair may only pre-approve up to $25,000 himself, and must report such pre-approvals at the next committee meeting.

Information About Our Audit Committee and

Independent Registered Public Accounting Firm

2014 and 2013 Audit Fee Summary

During 2014 and 2013, the Company retained Ernst & Young to provide services in the following categories and approximate amounts (in thousands):

	2014	2013

Audit fees	$1,339	$964

Audit-related fees	$84	—

Tax fees	$90	—

All other fees	$2	$2

Audit Fees

Audit fees for both 2014 and 2013 consist of fees for professional services provided in connection with the annual audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting, the review of our quarterly condensed consolidated financial statements, consultations on accounting matters directly related to the audit, consents and assistance with and review of documents filed with the SEC and services that are normally provided by Ernst & Young in connection with statutory audits required in regulatory filings.

Audit-related Fees

Audit-related fees for the year ended December 31, 2014 consist of aggregate fees for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our consolidated financial statements and were not reported above under “Audit Fees.” There were no audit-related fees for the year ended December 31, 2013.

Tax Fees

In 2014, tax fees consisted of aggregate fees for tax compliance, tax advice and tax planning services. There were no tax fees incurred for the year ended December 31, 2013.

All Other Fees

The other fees in both 2014 and 2013 consist of fees billed related to our Ernst & Young research website membership.

All services provided by Ernst & Young to the Company in 2014 and 2013 were approved by means of specific pre-approvals by the audit committee.

Information Regarding Approval

of Non-Audit Services

The audit committee oversees the Company’s accounting and financial reporting processes on behalf of the Board and pre-approves all auditing services and the terms of non-audit services, but only to the extent that the non-audit services are not prohibited under applicable law and the committee determines that the non-audit services do not impair the independence of the independent registered public accounting firm. In situations where it is impractical to wait until the next regularly scheduled quarterly meeting, the chair of the audit committee has been delegated authority to approve audit and non-audit services. Fees payable to our independent registered public accounting firm for any specific, individual service approved by the chair may not exceed $25,000, plus reasonable and customary out-of-pocket expenses, and the chair is required to report any approvals to the full committee at its next scheduled meeting.

The pre-approval requirement is waived with respect to the provision of non-audit services by the independent registered public accounting firm if: (1) the aggregate amount of all such non-audit services provided to us constitutes not more than five percent of the total fees paid by us to our independent registered public accounting firm during the year in which such non-audit services were provided, (2) such services were not recognized at the time of the engagement to be non-audit services, and (3) such services are promptly brought to the attention of the audit committee and approved by the audit committee or by one or more of its members to whom authority to grant such approvals has been delegated by the committee prior to the completion of the independent registered public accounting firm’s audit.

Audit Committee Report

The audit committee has reviewed and discussed with management and representatives of Ernst & Young, the Company’s independent registered public accounting firm, the Company’s consolidated financial statements for the year ended December 31, 2014. The audit committee reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2014. The audit committee meets with representatives of the independent registered public accounting firm, with and without management present, to discuss the results of their examinations; their evaluations of the Company’s internal control, including internal control over financial reporting; and the overall quality of the Company’s financial reporting.

The audit committee also reviewed with Ernst & Young the results of their audit and discussed matters required to be discussed pursuant to Auditing Standard No. 16, Communications with Audit Committee, as amended and adopted by the Public Company Accounting Oversight Board, which provides that certain matters related to the conduct of the audit of the Company’s financial statements are to be communicated to the audit committee. In addition, the audit committee has received from Ernst & Young the written disclosures and the letter required by the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, has discussed with Ernst & Young their independence from management and the Company and has considered and discussed the compatibility of non-audit services provided by Ernst & Young for the Company with that firm’s independence.

The audit committee has considered and determined that the provision of the non-audit services described is compatible with maintaining the independence of our registered public accounting firm.

Submitted by the audit committee, Peter J. Simone, Chair Roger J. Heinen, Jr. Pamela F. Lenehan

Greek Capital Sigma Set in the Meta® Typeface

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted via the Internet or telephone must be received by 11:59 p.m., EDT, on May 4, 2015.
Vote by Internet
• Go to www.investorvote.com/TYPE
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
	☒	• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q

A	Proposals — The Board of Directors recommends you vote FOR the following Class III directors:	+

1. Election of two Class III directors to serve until the 2018 annual meeting of stockholders and until their respective successors are duly elected and  qualified or until their earlier resignation or removal from among the following nominees:

	For	Withhold		For	Withhold
01 - Pamela F. Lenehan	☐	☐	02 - Timothy B. Yeaton	☐	☐

The Board of Directors recommends you vote FOR Proposals 2 and 3:

		For	Against	Abstain			For	Against	Abstain

2.	An advisory approval of the Company’s executive compensation.	☐	☐	☐	3.	Ratify Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015.	☐	☐	☐

Note:	Such other business as may properly come before the meeting or any adjournment thereof.

B	Non-Voting Items
Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

■	1UPX	+

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and the Company’s Annual Report on Form 10-K are available at http://ir.monotype.com/

q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q

Proxy — MONOTYPE IMAGING HOLDINGS INC.

Notice of 2015 Annual Meeting of Stockholders

TO BE HELD AT: THE OFFICES OF GOODWIN PROCTER LLP, THE NEW YORK TIMES BUILDING, 620 EIGHTH AVENUE, NEW YORK, NEW YORK 10018

Proxy Solicited by Board of Directors for Annual Meeting — May 5, 2015

Douglas J. Shaw and Scott E. Landers, or each of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Monotype Imaging Holdings Inc. to be held on May 5, 2015 or at any postponement or adjournment thereof.

If no other indication is made on the reverse side of this form, the proxies shall vote: (a) for the election of the director nominees; and (b) in accordance with the recommendations of the Board of Directors on the other matters referred to on the reverse side.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)